Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

TALEO (UK) LIMITED,

JOBPARTNERS LIMITED,

EACH OF THE INDIVIDUALS AND ENTITIES LISTED ON THE SIGNATURE PAGES

HERETO AS A “SHAREHOLDER”,

AND SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE OF THE SHAREHOLDERS

PARTECH INTERNATIONAL PARTNERS SAS

AS SHAREHOLDER REPRESENTATIVE

Dated as of June 21, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS & SCHEDULES

Exhibit	Description

Exhibit A-1	Preliminary Payment Allocation Schedule

Exhibit A-2	Reserved for Final Payment Allocation Schedule

Exhibit B	Form of Legal Opinion

Schedule	Description

Schedule 1.1(a)	Sample Company Reporting Standard

Schedule 1.1(b)	Specified Shareholders

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THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of June 21, 2011, by and among TALEO (UK) LIMITED, a company organized and existing under the laws of England and Wales with registered number 04881364 and having its registered office at 1st Floor, West Wing Davidson House, Forbury Square, Reading, Berkshire, United Kingdom, RG1 3EU (“Purchaser”), JOBPARTNERS LIMITED, a company organized and existing under the laws of England and Wales with registered number 06423428 and having its registered office at 4th Floor, 5 Hammersmith Grove, London, United Kingdom, W6 0LG (the “Company”), each of the individuals and entities listed on the signature pages hereto as a “Shareholder” (each individually, a “Shareholder” and collectively, the “Shareholders”), and PARTECH INTERNATIONAL PARTNERS SAS, an entity organized and existing under the laws of France, solely in its capacity as the representative of the Shareholders (the “Shareholder Representative”).

RECITALS

A. The Shareholders desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”), in each case in accordance with the provisions of this Agreement.

B. A portion of the consideration otherwise payable by Purchaser to the Shareholders shall be deposited by Purchaser into an escrow account as partial security for the indemnification obligations set forth in this Agreement.

C. The Company and the Shareholders, on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTION

1.1 Definitions.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Acquired Companies” shall mean, individually and collectively, the Company and each of its Subsidiaries.

(ii) “Acquisition Proposal” shall have the meaning set forth in Section 5.2(a).

(iii) “Action of Divestiture” shall have the meaning set forth in Section 6.4.

(iv) “Acquired French Company” shall mean JOBPARTNERS FRANCE SAS an entity organized under the laws of France.

(v) “Acquired US Company” shall mean JOBPARTNERS USA INC., an entity organized under the laws of Delaware USA.

(vi) “Acquired UK Companies” shall mean the Company and JOB PARTNERS UK LIMITED, an entity organized under the laws of England and Wales.

(vii) “Affiliate” shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(viii) “Agreement” shall have the meaning set forth in the preamble.

(ix) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010, each as amended, any rules or regulations thereunder, or any anti-corruption or anti-bribery Laws applicable to the Acquired Companies.

(x) “Applicable CBA” shall have the meaning set forth in Section 2.16(a)(ii).

(xi) “Balance Sheet Date” shall have the meaning set forth in Section 2.7.

(xii) “Basket Amount” shall have the meaning set forth in Section 8.4(b).

(xiii) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Purchaser or the Company is closed for business or banking institutions located in San Francisco, California, London, U.K. or Paris, France are authorized or obligated by Law to close.

(xiv) “Charter Documents” shall have the meaning set forth in Section 2.1(a).

(xv) “Claim Notice” shall have the meaning set forth in Section 8.5(a).

(xvi) “Closing” shall have the meaning set forth in Section 1.5.

(xvii) “Closing Balance Sheet” shall have the meaning set forth in Section 1.7(a).

(xviii) “Closing Cash Amount” shall mean the aggregate amount of cash and cash equivalents held by the Acquired Companies as of the close of business on the Closing Date, excluding Trapped Cash; provided, however, that in no event will Closing Cash Amount include amounts included in Closing Working Capital Assets.

(xix) “Closing Company Payments” shall mean the sum of (A) all legal, accounting, tax, financial advisory and other professional or transaction expenses incurred in connection with the Transaction, plus (B) any change of control or severance obligations required to be paid to a

Service Provider by an Acquired Company or Purchaser in connection with the Transaction plus (C) any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Purchaser (on behalf of the Acquired Companies) or the Acquired Companies with respect to (1) change of control and severance obligations, (2) the Initial Payment payable pursuant to this Agreement or (3) any loans or other obligations owed by Shareholders or employees that are forgiven in connection with the Transaction minus (D) the actual amount paid by the Company to its U.S. legal counsel in connection with the Transaction up to a maximum of €20,000, as set forth in the Closing Financial Certificate; provided, however, that in no event will Closing Company Payments include any amounts included in Closing Indebtedness or Closing Working Capital Liabilities.

(xx) “Closing Date” shall have the meaning set forth in Section 1.5.

(xxi) “Closing Financial Certificate” shall have the meaning set forth in Section 1.7(a).

(xxii) “Closing Indebtedness” shall mean the aggregate Indebtedness of the Acquired Companies as of the close of business on the Closing Date provided, however, that in no event will Closing Indebtedness include any amounts included in Closing Company Payments or Closing Working Capital Liabilities.

(xxiii) “Closing Net Cash Amount” shall mean (A) the Closing Cash Amount minus (B) the Closing Indebtedness, as set forth in the Closing Financial Certificate.

(xxiv) “Closing Working Capital” shall mean (A) the Closing Working Capital Assets minus (b) the Closing Working Capital Liabilities, as set forth in the Closing Financial Certificate.

(xxv) “Closing Working Capital Assets” shall mean the sum of the following assets of the Acquired Companies as of the close of business on the Closing Date, as such asset accounts are set forth on the Current Balance Sheet, in each case determined consistent with past practice: (A) accounts receivable; (B) inventory; and (C) other current assets; provided, however, that in no event will Closing Working Capital Assets include any (1) current or deferred Tax assets or (2) amounts included in the Closing Cash Amount.

(xxvi) “Closing Working Capital Liabilities” shall mean the sum of the following liabilities of the Acquired Companies as of the close of business on the Closing Date, as such liability accounts are set forth on the Current Balance Sheet, in each case determined consistent with past practice: (A) accounts payable and (B) accrued liabilities; provided, however, that in no event will Closing Working Capital Liabilities include any (1) amounts reserved on the Current Balance Sheet for claims (x) by current or former Service Providers, or (y) relating to warrants or other similar rights to acquire any Company Capital Shares or (2) amounts included in Closing Indebtedness or Closing Company Payments.

(xxvii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(xxviii) “Company” shall have the meaning set forth in the preamble.

(xxix) “Company Authorizations” shall have the meaning set forth in Section 2.18.

(xxx) “Company Capital Shares” shall mean all of the authorized shares of capital stock of the Company, including the Ordinary Shares.

(xxxi) “Company Intellectual Property” shall have the meaning set forth in Section 2.15(a).

(xxxii) “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, prospects, capitalization, operations or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Company Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which the Acquired Companies operate, other than that which affects Acquired Companies, taken as a whole, disproportionately; (B) any changes (after the date hereof) in Relevant Accounting Standards or Law; or (C) general economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Acquired Companies, taken as a whole.

(xxxiii) “Company Plan” shall mean any Contract or arrangement involving compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by an Acquired Company for the benefit of any current or former Service Provider of an Acquired Company, or with respect to which an Acquired Company has or may have any Liability.

(xxxiv) “Company Registered Intellectual Property” shall have the meaning set forth in Section 2.15(b).

(xxxv) “Company Services” shall have the meaning set forth in Section 2.15(x).

(xxxvi) “Company Sites” shall have the meaning set forth in Section 2.15(x).

(xxxvii) “Conflict” shall have the meaning set forth in Section 2.5.

(xxxviii) “Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(q).

(xxxix) “Contract” shall have the meaning set forth in Section 2.5.

(xl) “Controlling Party” shall have the meaning set forth in Section 8.6(c).

(xli) “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(xlii) “Current Balance Sheet” shall have the meaning set forth in Section 2.7.

(xliii) “Customer Contract” shall mean any Contract that provides for access to and use of the Company’s online software products.

(xliv) “Customer Information” shall have the meaning set forth in Section 2.14(g).

(xlv) “Disclosure Schedule” shall have the meaning set forth in Article II.

(xlvi) “Dispute” shall have the meaning set forth in Section 11.8(b).

(xlvii) “Employee Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(q).

(xlviii) “Employment Law” shall mean any Law, including, without limitation, common law, binding case law, statutes, directives, decrees, regulations, notices, judgments or orders applicable to the Acquired Companies or their employees, consultants, directors, officers, independent contractors or agency workers (collectively, “Service Providers”), relating to the employment or engagement of such Service Providers and/or their terms and conditions of employment or engagement and health and safety while working for or on behalf of any of the Acquired Companies.

(xlix) “Environmental Law” shall mean all Laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to hazardous materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of hazardous materials and including any hazardous materials related electronic waste, product content or product take-back requirements.

(l) “Event” shall mean any transaction, act, event, the existence of any state of affairs, or omission of any nature (including as a result of or in connection with Closing and the execution and Closing of all provisions of this Agreement), and further including (without limitation) the death, winding up or dissolution of any Person or the Acquired Companies becoming or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax and reference to an Event occurring on or before a particular date will include Events which for Tax purposes are deemed to have, or are treated or regarded as having occurred on or before that date.

(li) “Equipment” shall have the meaning set forth in Section 2.14(f).

(lii) “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974.

(liii) “ERISA Affiliate” means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

(liv) “Escrow Agent” shall have the meaning set forth in Section 1.5(b)(i).

(lv) “Escrow Agreement” shall have the meaning set forth in Section 1.5(b)(i).

(lvi) “Escrow Amount” shall have the meaning set forth in Section 1.3.

(lvii) “Escrow Fund” shall have the meaning set forth in Section 1.5(b)(ii).

(lviii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(lix) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(lx) “Export and Import Control Laws” shall mean any applicable Law, regulation, or order governing (A) imports, exports, reexports, or transfers of products, services, software, or technologies from or to any country; (B) economic sanctions or embargoes; or (C) compliance with unsanctioned foreign boycotts.

(lxi) “Final Payment Allocation Schedule” shall have the meaning set forth in Section 1.3(b)(ii).

(lxii) “Financials” shall have the meaning set forth in Section 2.7.

(lxiii) “FIRPTA Compliance Certificate” shall have the meaning set forth in Section 6.17.

(lxiv) “Fiscal 2008 Financials” shall have the meaning set forth in Section 2.7.

(lxv) “General Claim Amount” shall have the meaning set forth in Section 8.9(a).

(lxvi) “General Survival Date” shall have the meaning set forth in Section 8.1.

(lxvii) “Government Contract” shall mean (A) any Contract, bided on, solicited, or entered into by or on behalf of the any Acquired Company with a Governmental Entity, or (B) any Contract or subcontract bided on, solicited, or entered into by or on behalf of any Acquired Company, which, by its terms, relates to a Contract to which a Government Entity is a party.

(lxviii) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, authority or instrumentality, and any court, tribunal, judicial or other dispute resolution body, in each case whether federal, state, county, provincial, and whether local or foreign.

(lxix) “Governmental Official” shall mean any person, elected to a position in, appointed to a position with, or otherwise employed by, any transnational, domestic or foreign federal, state, or local, governmental authority, department, court, agency or official, including any political subdivision thereof (including public universities and hospitals.

(lxx) “Hazardous Material Activity” shall have the meaning set forth in Section 2.21(b).

(lxxi) “Hazardous Materials” shall have the meaning set forth in Section 2.21(b).

(lxxii) “Indebtedness” shall mean, without duplication, the following: (A) all obligations of the Acquired Companies for borrowed money; (B) all obligations of the Acquired Companies evidenced by bonds, debentures, notes or similar instruments; (C) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Acquired Companies, whether or not the obligation secured thereby has been assumed; (D) all guarantees by the Acquired Companies of obligations of others for borrowed money; and (E) all obligations, contingent or otherwise, of the Acquired Companies as an account party in respect of letters of credit and letters of guaranty.

(lxxiii) “Initial Payment” shall have the meaning set forth in Section 1.3.

(lxxiv) “Intellectual Property” shall have the meaning set forth in Section 2.15(a).

(lxxv) “Intellectual Property Rights” shall have the meaning set forth in Section 2.15(a).

(lxxvi) “Interim Financials” shall have the meaning set forth in Section 2.7.

(lxxvii) “Knowledge” shall mean, with respect to the Company and the Acquired Companies, the knowledge of the persons identified on Schedule 1.1.

(lxxviii) “Last Accounts” shall mean the audited balance sheet of the Company as at the Accounting Date in respect of that Financial Year ended on the Last Accounts Date together with all notes, reports and statements required by Law or Relevant Accounting Standards to be included in or annexed to thereto.

(lxxix) “Last Accounts Date” shall mean December 31, 2010.

(lxxx) “Law” shall mean any federal, state, local, or other law (statutory, common, binding case law or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, edict, decree, rule, requirement, regulation, executive order, or other similar authority issued, enacted, adopted, promulgated, implemented, applied, or otherwise put into legal effect by or under the authority of any Governmental Entity, each as amended and now in effect.

(lxxxi) “Lease Agreements” shall have the meaning set forth in Section 2.14(b).

(lxxxii) “Leased Real Property” shall have the meaning set forth in Section 2.14(a).

(lxxxiii) “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with Relevant Accounting Standards.

(lxxxiv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, restriction on transfer, security interest or other encumbrance of any sort.

(lxxxv) “Loss” shall have the meaning set forth in Section 8.2(a).

(lxxxvi) “Material Company Registered Intellectual Property” shall have the meaning set forth in Section 2.15(b).

(lxxxvii) “Material Contract” shall have the meaning set forth in Section 2.16(b).

(lxxxviii) “Monthly Financials” shall have the meaning set forth in Section 6.7.

(lxxxix) “Non-controlling Party” shall have the meaning set forth in Section 8.6(c).

(xc) “Nondisclosure Agreement” shall have the meaning set forth in Section 6.2.

(xci) “Notice” shall have the meaning set forth in Section 11.8(c)(ii).

(xcii) “Objection Notice” shall have the meaning set forth in Section 8.5(b)(ii).

(xciii) “Open Source Software” shall have the meaning set forth in Section 2.15(u).

(xciv) “Options” shall have the meaning set forth in Section 2.2(a).

(xcv) “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xcvi) “Ordinary Shares” shall have the meaning set forth in Section 2.2(a).

(xcvii) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xcviii) “Personally Identifiable Information” shall have the meaning set forth in Section 2.15(x).

(xcix) “Preliminary Payment Allocation Schedule” shall have the meaning set forth in Section 1.3(b)(i).

(c) “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(ci) “PTO” shall have the meaning set forth in Section 2.15(b).

(cii) “Purchase Price” shall have the meaning set forth in Section 1.3.

(ciii) “Purchaser” shall have the meaning set forth in the preamble.

(civ) “Purchaser Common Stock” shall mean shares of the Class A common stock, par value €0.0001 per share, of Purchaser.

(cv) “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

(cvi) “Purchaser Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, capitalization, operations or results of operations of Purchaser; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Purchaser Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which Purchaser operates, other than that which affects Purchaser disproportionately; (B) any changes (after the date hereof) in Relevant Accounting Standards or Law; or (C) general economic, market or political conditions (including acts of terrorism or war) that do not disproportionately affect Purchaser.

(cvii) “Registered Intellectual Property” shall have the meaning set forth in Section 2.15(a).

(cviii) “Related Agreements” shall mean the Escrow Agreement and all other agreements and certificates entered into by the Company or any of the Shareholders in connection with the transactions contemplated herein.

(cix) “Relevant Accounting Standards” shall mean (A) in relation to any audited accounts or any audited balance sheet or profit and loss account of any company or other entity, any of the following in force on the relevant accounting date or the date of such balance sheet or profit and loss account: any applicable Statement of Standard Accounting Practice, the Financial Reporting Standard, the International Financial Reporting Standards as adopted by the European Union or any generally accepted accounting practice of the countries in which the Acquired Companies operate and (B) in relation to any unaudited accounts, balance sheet or profit and loss statement of the Company (including the Closing Balance Sheet and the Monthly Financials), the reporting standards as adopted by the Company to be applied of which an example is attached in Schedule 1.1(a).

(cx) “Representative Body” shall have the meaning set forth in Section 2.24(b).

(cxi) “Securities Act” shall mean the Securities Act of 1933, as amended.

(cxii) “Service Provider” shall have the meaning set forth in the definition of “Employment Law”.

(cxiii) “Settlement Date” shall have the meaning set forth in Section 8.5(g).

(cxiv) “Shareholder” shall have the meaning set forth in the preamble.

(cxv) “Shareholder Representative” shall have the meaning set forth in the preamble.

(cxvi) “Shareholder Representative Expenses” shall have the meaning set forth in Section 8.10(b).

(cxvii) “Shareholders’ Solicitors” shall have the meaning set forth in Section 1.4.

(cxviii) “Shares” shall have the meaning set forth in the recitals.

(cxix) “Special Survival Date” shall have the meaning set forth in Section 8.1.

(cxx) “Specified Claim” means any claim relating to a (A) Service Provider or (B) customer of the Acquired Companies.

(cxxi) “Specified Representations” shall have the meaning set forth in Section 8.1.

(cxxii) “Specified Shareholders” shall mean those Shareholders listed on Schedule 1.1(b).

(cxxiii) “Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

(cxxiv) “Stock Option Plans” shall mean the Jobpartners Limited 2004 Non-UK Share Plan, the Jobpartners Limited Enterprise Management Incentive Plan, and the Jobpartners Limited 2006 Non-UK Share Plan.

(cxxv) “Subscription Fees” shall mean fees for access to and use of the online software products of the Acquired Companies (excluding set up, consulting, training and education fees).

(cxxvi) “Subsidiary” shall have the meaning set forth in Section 2.3(b).

(cxxvii) “Target Working Capital” shall mean -€2,916,926, calculated in the same manner, using the same accounting principles, practices, methodologies and policies and, to the extent applicable, the same foreign currency exchange rates, used in calculating the corresponding line items of the calculation of the Closing Working Capital.

(cxxviii) “Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Entity, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

(cxxix) “Tax Authority” shall mean H.M. Revenue & Customs and any other Person which seeks to impose, assess, enforce, administer or collect any Tax whether in the United Kingdom, United States or elsewhere.

(cxxx) “Tax Relief” shall mean (without limitation) any relief, loss, allowance, credit, set off, deduction or exemption for any Tax purpose and any right to repayment of Tax.

(cxxxi) “Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cxxxii) “Terminated Agreements” shall have the meaning set forth in Section 6.9.

(cxxxiii) “Transaction” shall have the meaning set forth in Section 1.2.

(cxxxiv) “Transfer Taxes” shall mean all sales (including bulk sales), use, transfer (including property transfers or gains), filing, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(cxxxv) “Trapped Cash” shall mean any cash which as of Closing:

(1) is not capable of being lawfully spent, or distributed, by the Acquired Companies outside the jurisdiction in which it is situated without deduction or withholding or additional cost (other than the costs of transfer from a bank account incurred in the ordinary course);

(2) is held by a Governmental Entity pursuant to a regulatory or contractual requirement;

(3) secures rent deposits of the Acquired Companies; or

(4) is held as collateral by a person in respect of obligations of the Acquired Companies.

(cxxxvi) “UK GAAP” shall mean generally accepted accounting principles for financial reporting in the United Kingdom, as in effect as of March 31, 2009.

(cxxxvii) “U.S. Taxpayer” shall mean a Person subject to taxation under the federal laws of the United States or a political subdivision thereof.

(cxxxviii) “VAT” shall mean value added tax.

(cxxxix) “Warrant” shall have the meaning set forth in Section 2.2(a).

(cxl) “Year-End Financials” shall have the meaning set forth in Section 2.7.

(b) Usage.

(i) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(ii) Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(iii) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(iv) A reference to any party to this Agreement or any other Contract or document shall include such party’s successors and permitted assigns.

(v) All references to “€” and EUR shall be deemed to refer to Euros.

(vi) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(vii) References to this Agreement or any other Contract herein or in the Disclosure Schedule shall be to this Agreement or, as the case may be, such other Contract as the same may have been, or may be from time to time be, amended, modified or supplemented.

(viii) Any term defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(ix) All references to the Company having “made available” documents means that such documents were uploaded to the virtual data room hosted by the Company for this Transaction no later than five (5) Business Days prior to the date hereof.

1.2 Basic Transaction. Upon the terms and conditions set forth in this Agreement, at the Closing, the Shareholders agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from the Shareholders, the entire legal and beneficial ownership in the Shares, free and clear of any Liens, together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement (the “Transaction”). For the avoidance of doubt, Purchaser will not be obligated to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

1.3 Transaction Consideration.

(a) Purchase Price. Subject to the terms hereof, the total consideration payable by Purchaser to the Shareholders for the Shares will be up to an aggregate of €26,000,000, subject to adjustment in accordance with Section 1.7 (the “Purchase Price”). The Purchase Price will be satisfied as follows:

(i) An amount equal to €26,000,000, subject to an initial adjustment in accordance with Section 1.7, less the Escrow Amount (such difference, the “Initial Payment”) will be paid in cash to the Shareholders’ Solicitors.

(ii) An amount equal to €3,900,000 (such amount, the “Escrow Amount”) will be paid in cash to the Escrow Agent in accordance with Section 1.5(b)(ii).

(b) Allocation. The Shareholders will be entitled to the Purchase Price in the proportions shown in column G of the Final Payment Allocation Schedule.

(i) Attached hereto as Exhibit A-1 is a preliminary allocation schedule prepared by the Shareholders (the “Preliminary Payment Allocation Schedule”) which sets forth the preliminary allocation of the Purchase Price among the Shareholders. The Shareholders expressly acknowledge that (A) the Preliminary Payment Allocation Schedule sets forth the contemplated allocation of the Purchase Price and other payments payable in accordance with this Article I, (B) such allocation complies with and does not violate any provision of the Charter Documents as in effect immediately prior to the Effective Time, and (C) the allocations set forth on the Preliminary Payment Allocation Schedule as well as the aggregate Purchase Price payable to the Shareholders as reflected therein will be subject to adjustment in accordance with the provisions hereof including, without limitation, Section 1.7.

(ii) No later than five Business Days prior to the Closing, the Shareholders will deliver to the Purchaser a spreadsheet setting forth (A) the name and address of each Shareholder as of the Closing Date, (B) the number of shares and stock certificate numbers of Shares held by such Shareholder as of the Closing, (C) the portion of the Purchase Price and the Initial Payment payable to such Shareholder in accordance with the provisions hereof as of the Closing Date on a gross and net of withholding basis, and (D) each Shareholder’s proportional interest in the Escrow Fund (such spreadsheet, the “Final Payment Allocation Schedule”). The Final Payment Allocation Schedule will be appended to this Agreement as Exhibit A-2 and appended as an appropriately numbered exhibit to the Escrow Agreement.

1.4 Receipt of Funds. The Shareholders hereby confirm that SNR Denton (the “Shareholders’ Solicitors”) are irrevocably authorized by the Shareholders to receive payment of the Initial Payment on the Shareholders’ behalf and the receipt by the Shareholders’ Solicitors of such payment will be an absolute discharge for Purchaser, who will not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum.

1.5 Closing and Actions at the Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 100 New Bridge Street, London, England at 5 p.m. local time on July 1, 2011 unless the satisfaction or waiver of each of the conditions set forth in Article VII has not been satisfied or waived as of such time, in which case Closing will occur at a time and date to be specified by the parties no later than the third Business Day after such conditions have been waived or satisfied, (the “Closing Date”). On the Closing Date:

(a) Closing Deliverables. The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Article VI.

(b) Escrow Agent Agreements.

(i) Purchaser, the Shareholder Representative and Wells Fargo Bank, National Association (the “Escrow Agent”) will execute and deliver an Escrow Agreement in a form to be agreed among the parties thereto (the “Escrow Agreement”).

(ii) At Closing, Purchaser will deposit with the Escrow Agent via wire transfer the Escrow Amount in trust (the “Escrow Fund”). Pursuant to applicable provisions of the Escrow Agreement, the Escrow Agent will deposit the Escrow Fund into an escrow account to be held in trust, free of any Lien or other claim of any creditor of any of the parties which amount, plus any interest accrued thereon, will be payable to the Shareholders less any pending or finally determined indemnification claims asserted pursuant to Article VIII in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Fund will be deemed to have been withheld from each Shareholder in the proportion set opposite their respective names in column F of the Final Payment Allocation Schedule.

1.6 Options, Warrants and Other Rights to Acquire Company Capital Shares.

(a) Options and Warrants. The Company will take all necessary action, including obtaining the consent of the holders thereof to the extent necessary, to provide that each Option and each Warrant outstanding immediately prior to the Closing, whether vested or unvested, will either be forfeited by their holders or will automatically become immediately vested and exercisable and the holders of such Options and Warrants will exercise all such Options and Warrants prior to the Closing such that no Option or Warrant or other rights to purchase or acquire the Company Capital Shares will be outstanding at the Closing.

(b) Any Other Rights to Acquire Company Capital Shares. Subject to subsection (a) hereof, the Company will take all actions necessary or appropriate so that (i) at the Closing, all options, warrants, securities convertible into Company Capital Shares and other rights to purchase or otherwise acquire Company Capital Shares will be cancelled and the Stock Option Plans will be terminated, provided that any such termination will comply with the provisions of applicable Law, (ii) at the Closing, no Person other than the holders of the Shares will have any right, title or interest in or to the ownership of the Company, (iii) the holders of Shares and options, warrants or other rights to purchase or otherwise acquire any Company Capital Shares will, on and after the Closing, have no right, title or interest in or to the Company or any securities of the Company (other than the right to receive the Purchase Price as expressly provided herein), and (iv) no Person holding any securities of the Company will have any right to acquire any securities of Purchaser by virtue of any such securities of the Company or any act or omission of the Company or its agents.

1.7 Purchase Price Adjustment.

(a) Closing Balance Sheet. No later than three Business Days prior to the Closing Date, the Company will prepare and deliver to Purchaser an unaudited consolidated balance sheet (the “Closing Balance Sheet”) as of a date within three Business Days prior to the Closing Date. The Closing Balance Sheet will be prepared in accordance with Relevant Accounting Standards, applied on a basis that is consistent with the Current Balance Sheet, but in all instances in accordance with Relevant Accounting Standards, and will be accompanied by (i) an income statement for the period from the date of the Current Balance Sheet through the Closing Date and all relevant backup materials and schedules in form and substance reasonably satisfactory to Purchaser, (ii) a certificate based on such Closing Balance Sheet setting forth the Company’s itemized calculation of (A) the Closing Working Capital, (B) the Closing Net Cash Amount, (C) the Closing Company Payments (along with the names and addresses of all creditors to whom such amounts are owed) and (D) the amount of the adjustment(s), if any, calculated in accordance with Section 1.7(b) hereof (the “Closing Financial Certificate”), and (iii) a certification of the chairman of the board of directors of the Company that, based solely on the knowledge of such signing officer, the Closing Balance Sheet, the Closing Financial Certificate and the related financial statements delivered in accordance with this Section 1.7(a) fairly present, in all material respects, the consolidated financial condition and results of operations of the Company for the periods and dates so covered.

(b) Adjustment.

(i) Closing Working Capital. If the Closing Working Capital is less than the Target Working Capital, the Initial Payment will be reduced by an amount equal to the difference between the Closing Working Capital and the Target Working Capital. If the Closing Working Capital is greater than the Target Working Capital, the Initial Payment will be increased by an amount equal to the difference between the Target Working Capital and the Closing Working Capital.

(ii) Closing Net Cash Amount. If the Closing Net Cash Amount is greater than zero, the Initial Payment will be increased by an amount equal to the Closing Net Cash Amount. If the Closing Net Cash Amount is less than zero, the Initial Payment will be reduced by an amount equal to the Closing Net Cash Amount.

(iii) Closing Company Payments. The Initial Payment will be reduced by an amount equal to the Closing Company Payments.

(c) The purpose of this Section 1.7 is to determine the Initial Payment to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article VIII, nor preclude any Purchaser Indemnified Party from exercising any indemnification rights pursuant to Article VIII in accordance therewith; provided, however, that in no event will the Shareholders be obligated to indemnify any Purchaser Indemnified Party for any Loss arising out of, resulting from, relating to, in the nature of, or caused by any Liability, to the extent, but only to the extent, such Liability is reflected in the calculation of the Closing Working Capital, Closing Net Cash Amount or Closing Company Payments.

1.8 Post-Closing Adjustment to Escrow Fund The Escrow Fund may be reduced from time to time and will be released in accordance with the provisions of Article VIII. To the extent Purchaser has made a claim for indemnification pursuant to a Claim Notice that is pending under Article VIII, the release of all or a portion of the Escrow Fund will be postponed until the Settlement Date relating to such pending claim (the amount of the Escrow Fund the release of which will be postponed will be the amount that is necessary in the reasonable judgment of Purchaser to satisfy any Losses arising from the facts and circumstances specified in the pending Claim Notice).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to (a) vest Purchaser with full ownership, control and possession of (i) all capital stock and all rights, if any, to acquire capital stock of the Company existing prior to the Closing Date, and (ii) the assets and business of the Acquired Companies as constituted prior to the Closing Date, or (b) otherwise to carry out the purposes of this Agreement, the Shareholders will take all actions and sign and deliver all documents and instruments as may be reasonably requested by Purchaser to effect any such further action.

1.10 Taxes. Notwithstanding any other provision of this Agreement, Purchaser will have the right to withhold, or cause to be withheld, all Taxes from payments to be made under any provision of this Agreement or its exhibits and schedules, if such withholding is required by applicable Law, and to collect such Tax forms from the Shareholders to the extent required by any applicable Law. Amounts so withheld will be treated as respectively paid to the Shareholders, and Purchaser will remit or cause to be remitted to the applicable Tax agency the amounts withheld as required by applicable Law.

1.11 Consent to and Approval of this Agreement. Each of the Shareholders, without the necessity of a meeting of shareholders of the Company or further action on their part, hereby unanimously consents to and approves this Agreement and the Transaction. The adoption of this Agreement and approval of the Transaction by the Shareholders hereby constitutes approval by the Shareholders of the Escrow Fund, the Escrow Agreement, the designation of the Shareholders’ Solicitors and the appointment of the Shareholder Representative.

1.12 No Other Securities Owned. Each Shareholder hereby waives and releases, for the benefit of Purchaser, any and all claims, actions, rights and Contracts, if any, to the effect that (a) the Shareholder is the record or beneficial owner of any equity or debt securities of any Acquired Company or any right whatsoever to acquire capital stock of any Acquired Company, except for the securities listed opposite such holder’s name on the Final Payment Allocation Schedule, or (b) such holder is entitled to any consideration for any securities of any Acquired Company other than (i) the portion of the Initial Payment listed opposite such holder’s name in Final Payment Allocation Schedule and (ii) any additional amounts payable to such holder pursuant to Article VIII.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates, and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in the section of this Article II corresponding to the section referenced in the disclosure schedule) delivered by the Company to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) dated as of the date hereof, on the date hereof and as of the Closing Date, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Company. The Company has made available to Purchaser a true and correct copy of the certificate of incorporation and articles of association of the Company (collectively, the “Charter Documents”), each in full force and effect on the date hereof, and the Company is neither in default under or in violation of any provision thereof. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists foreign jurisdiction (including, as applicable, states within the United States of America) in which the Company has employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized share capital of the Company consists solely of 17,491,139 ordinary shares (“Ordinary Shares”), 15,363,806 of which are issued and outstanding. Each Shareholder owns that number of Shares set forth opposite such Shareholder’s name on the Preliminary Payment Allocation Schedule as of the date hereof and the Final Payment Allocation Schedule as of the Closing Date. Section 2.2 of the Disclosure Schedule sets forth all outstanding options to purchase Company Capital Shares pursuant to the Company Plans or otherwise (“Options”) and warrants to purchase Company Capital Shares (“Warrants”), indicating (i) the holder thereof and his/her country of residency and work location (if different), (ii) the number and class or series of the Company Capital Shares subject to each Option and Warrant, (iii) the exercise price, date of grant, vesting schedule (including, without limitation, early exercise rights, if any) and expiration date for each Option and Warrant, and any qualification for favorable tax treatment thereof in any jurisdiction, and (iv) a summary of any terms regarding the acceleration of vesting or net issue exercise. All of the Options and Warrants will terminate and be of no further force or effect at or immediately prior to the Closing, and neither any Acquired Company nor Purchaser will, thereafter, have any Liability or obligation, including any obligation to pay any Initial Payment with respect thereto, except as expressly provided in this Agreement. All of the Shares are, and all Company Capital Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Shares which may previously have been subject to a right of repurchase in favor of the Company or any other Person, or otherwise subject to “vesting” provisions, are fully vested by lapse of time and no longer subject to any repurchase right, without regard to any acceleration in connection with this Agreement. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, as of the date hereof, there are no outstanding or authorized options, warrants, rights or Contracts to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance or redemption of any shares of Company Capital Shares. No holder of Indebtedness of any Acquired Company has any right to convert or exchange such Indebtedness for Company Capital Shares. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no Contracts to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under any applicable securities Law, or sale or transfer (including, without limitation, Contracts relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the Knowledge of the Company, there are no Contracts among other parties to which the Company is not a party and by which it is not bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the Shares, Options and Warrants were issued in compliance with applicable Law. All of the information set forth in (x) the Preliminary Payment Allocation Schedule is true and correct as of the date hereof and (y) the Final Payment Allocation Schedule is true and correct as of the Closing Date.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”).

(c) Each of the entities listed on Section 2.3(a) of the Disclosure Schedule is in existence and has not taken any steps to wind up or dissolve under the laws of the jurisdiction of its incorporation or organization.

(d) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(e) Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

(f) Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Subsidiary. A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been made available to Purchaser.

(g) Section 2.3(g) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(h) The operations conducted by each Subsidiary have never been conducted under any other name.

(i) The Company owns all of the outstanding shares of stock of JOB PARTNERS UK LIMITED and JOB PARTNERS UK LIMITED owns all of the outstanding shares of capital stock of each other Subsidiary. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any Contract to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights or Contracts of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. There are no voting trusts, proxies, or other Contracts with respect to the voting of any capital stock of any Subsidiary. No Acquired Company has agreed or is obligated to make any future investment in or capital contribution to any Person, other than agreements between the Company and any Subsidiary.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. Without limiting the foregoing, the board of directors of the Company, at a meeting thereof duly called and held or by unanimous written consent, has duly adopted resolutions by the requisite majority vote approving this Agreement and the transactions contemplated by this Agreement. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of the Acquired Companies, (ii) any mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument, commitment, permit, concession, franchise, license, arrangement or understanding, in each case whether oral or written (each a “Contract” and collectively the “Contracts”) to which any Acquired Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquired Companies or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals which are required under any Contracts in order for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Acquired Companies under such Contracts. No Acquired Company will be required as a result of the Transaction to pay any additional amounts or consideration in order to exercise all of its rights under any Material Contract.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person, including a party to any Contract with any Acquired Company (so as not to trigger any Conflict), is required by, or with respect to, the Acquired Companies in connection with the execution and delivery of this Agreement and any Related Agreement to which any Acquired Company is a party or the consummation of the Transaction.

2.7 Company Financial Statements. Section 2.7(i) of the Disclosure Schedule sets forth the Company’s (i)(a) audited consolidated balance sheet as of March 31, 2009, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12-month then ended (together the “Fiscal 2008 Financials”), (b) audited consolidated balance sheet as of December 31, 2009, and the related consolidated statements of income, cash flow and stockholders’ equity for the 9-month then ended, and (c) audited consolidated balance sheet as of December 31, 2010, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12-month then ended (collectively, the “Year-End Financials”), and (ii) the unaudited consolidated balance sheet as of March 31, 2011 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the 3-month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with Relevant Accounting Standards applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” Section 2.7(ii) of the Disclosure Schedule sets forth a backlog schedule as of the date hereof that reflects the contract end date and application fees to be invoiced for the period from the date hereof to the contract end date, and such schedule is accurate in all material respects. The books and records of each Acquired Company have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. No Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any off-balance sheet arrangement. As of the Closing Date, the Financials (x) will be true and correct in all material respects and will have been prepared in accordance with Relevant Account Standards applied on a consistent basis throughout the periods indicated and consistent with each other, and (y) will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

2.8 Internal Controls. The Acquired Companies have established and documented, and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Relevant Accounting Standards (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies and (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Relevant Accounting Standards, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Acquired Companies. No Acquired Company (including any Service Provider thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies, (ii) any fraud or other wrongdoing that involves the management or other Service Provider of the Acquired Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (iii) any claim or allegation regarding any of the foregoing.

2.9 No Undisclosed Liabilities. No Acquired Company has any liability, indebtedness, obligation, expense, dispute, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with Relevant Accounting Standards), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and do not exceed €50,000 in the aggregate, or (iii) are Closing Company Payments.

2.10 No Changes. Since the Balance Sheet Date, (a) the business of the Acquired Companies has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) there has not been any action or event that if taken after the date hereof would otherwise be prohibited by Section 5.1 hereof.

2.11 Accounts Receivable.

(a) The Company has made available to Purchaser a list of all accounts receivable of the Acquired Companies as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried at values determined in accordance with Relevant Accounting Standards consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval, subject to acceptance, or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with Relevant Accounting Standards consistently applied). No Person has any Lien on any accounts receivable of the Acquired Companies and no request or Contract for deduction or discount has been made with respect to any accounts receivable of the Acquired Companies. Section 2.11(b) of the Disclosure Schedule sets forth an allocation of the amount reserved for uncollectible accounts receivable in the Current Balance Sheet for each customer.

2.12 Tax Matters.

(a) Provision or reserve (as appropriate) has been made in the Last Accounts in accordance with Relevant Accounting Standards (i) for all Taxes for which the Acquired Companies are liable or accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Last Accounts Date or in respect of any Event occurring on or before the Last Accounts Date, (ii) for all deferred Tax assets and liabilities of the Acquired Companies, and (iii) the Acquired Companies have properly and within the applicable time limits submitted to the relevant Tax Authorities all claims, elections and disclaimers which have been assumed to have been made for the purposes of computing any provision or reserve for Tax (including deferred Tax) included in the Last Accounts.

(b) No charge to Tax will arise on the Acquired Companies as a result of (i) entering into this Agreement, (ii) performing any obligations under this Agreement, or (iii) the Closing.

(c) The Disclosure Schedule sets forth full details of all clearances or consents obtained by or relating to the Acquired Companies within the last six years under any Tax statute or otherwise. Any transaction for which any clearance or consent was required to be obtained has been carried out only in accordance with the terms of a valid clearance or consent given following full, accurate and timely disclosure of all material facts and circumstances. Nothing has arisen since any such clearance or consent was obtained which would bring into question its validity.

(d) Since the Last Accounts Date, the Acquired Companies have not incurred any expenditure which is not deductible for Tax purposes.

(e) None of the Acquired Companies are, and there are no circumstances in which any of the Acquired Companies will or may become liable to pay any Tax or any amount in respect of any Tax which is primarily or jointly chargeable against or attributable to any other Person.

(f) Each of the Acquired Companies has within the applicable time limits filed all Tax returns and provided all information required or requested to be delivered to any Tax Authority. All such returns and information remain correct and complete and none is, or to the Knowledge of the Company, is likely to become, the subject of any investigation or dispute by or with any Tax Authority.

(g) Each of the Acquired Companies has properly and within the applicable time limits paid all Tax which it has become liable to pay and has not in the preceding six year period paid or become liable to pay any penalty, fine, surcharge or interest in respect of any Tax. The Acquired Companies have complied with all notices served on them by any Tax Authority.

(h) Except as listed in Section 2.12(h) of the Disclosure Schedule, none of the Acquired Companies has been subject to any audit, investigation, discovery or access order by any Tax Authority and, to the Knowledge of the Company, no circumstances exist which make it likely that any such audit, investigation, discovery or access order will be made nor have any of the Acquired Companies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(i) The Acquired Companies have prepared, kept and preserved complete, accurate and up-to-date records both as required by Law and to enable them to deliver correct and complete Tax returns and to calculate any current or, so far as possible, future Tax liability of the Acquired Companies or the entitlement of the Acquired Companies to claim any Tax Relief.

(j) All payments by the Acquired Companies which were required to have been made under deduction of Tax have been so made and, where required, the Acquired Companies have provided a certificate of deduction in the required form and properly and punctually accounted to the relevant Tax Authority for the Tax so deducted.

(k) No Tax Authority has agreed to operate any special arrangement in relation to the Acquired Companies other than an arrangement which is wholly in accordance with a strict interpretation of the relevant Law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority.

(l) The Acquired Companies have not made any disposals or acquisitions of any capital assets which were treated as made at market value, irrespective of the actual consideration agreed for the disposal or acquisition (as the case may be).

(m) Each of the Acquired Companies is and has always been resident for all Tax purposes only in the jurisdiction in which it is incorporated and none of the Acquired Companies is liable to or has at any time incurred any liability to Tax in any jurisdiction other than the jurisdiction in which each is incorporated respectively.

(n) All transactions between any of the Acquired Companies and any Person who is or who has been connected or otherwise associated with the relevant Acquired Company in any way for any Tax purposes, have been and are on arm’s length terms.

(o) The Acquired Companies have prepared and maintain all such documents and records as are necessary to demonstrate that they have complied with their obligations under relevant transfer pricing legislation including where required by Law.

(p) Within the period of six years ending on the date of this Agreement there has been no major change in the nature or conduct of a trade carried on by either of the Acquired UK Companies within the meaning of Section 673 CTA 2010 such that any Tax Relief could be denied.

(q) The Acquired UK Companies are taxable persons registered for the purposes of VAT.

(r) Neither of the Acquired UK Companies are or have ever been, for VAT purposes, a member of any group of companies and there are no outstanding applications by either of the Acquired UK Companies to be a member of a group for VAT purposes.

(s) All supplies made by the Acquired UK Companies are taxable supplies and neither of the Acquired UK Companies have or will be denied credit for any input tax.

(t) All VAT, import duty, export duty, anti-dumping duties and other Taxes or charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, exported, owned or used by the Acquired Companies have been paid in full.

(u) No event has occurred which has resulted or could result in any Lien or other third-party right arising over any asset of the Acquired Companies in respect of unpaid Tax.

(v) Except as listed in Section 2.12(v) of the Disclosure Schedule, none of the Acquired Companies has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose and the main purpose of which was the avoidance of or the reduction in Tax.

(w) The Acquired UK Companies have properly operated and complied with all provisions relating to PAYE and National Insurance contributions and have deducted Tax as required by Law from all payments to or treated as made to or benefits provided for current or former Service Providers to the Acquired UK Companies and have, within the appropriate time limits accounted to the relevant Tax Authority for Tax so deducted and contributions payable in respect of such payments or benefits.

(x) The Acquired Companies have paid all stamp duties or similar transfer taxes (including interest and penalties) in respect of all documents or transactions necessary to establish the relevant Acquired Company’s right or title to any asset and all such documents requiring stamping have been duly stamped.

(y) The Acquired Companies will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (i) change in method of accounting under, (ii) closing Contract, (iii) deferred intercompany gain or excess loss account under any provision of applicable Law, (iv) installment sale or open transaction disposition, or (v) receipt of a prepaid amount.

(z) None of the Acquired Companies is a (i) party to or bound by any Tax allocation or Tax sharing Contract, (ii) “controlled foreign corporation” as defined in Section 957 of the Code or (iii) “passive foreign investment company” within the meaning of Section 1297 of the Code.

2.13 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, court order or decree by a Governmental Entity to which any Acquired Company is a party or which is otherwise binding upon any Acquired Company which prohibits or materially impairs the activity of any Acquired Company, any acquisition of property (tangible or intangible) by any Acquired Company or the conduct of business by any Acquired Company. Without limiting the generality of the foregoing, other than as listed in Section 2.13 of the Disclosure Schedule, no Acquired Company has entered into any Contract under which any Acquired Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14 Title to Properties; Absence of Liens; Condition of Equipment; Customer Information.

(a) No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from any Acquired Company or otherwise used or occupied by the any Acquired Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b) The Company has made available to Purchaser true, correct and complete copies of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”). Each of the Lease Agreements constitutes the entire agreement of the landlord and the tenant thereunder and there are no other Lease Agreements for real property affecting the Leased Real Property or to which any Acquired Company is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such

Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, could constitute a default). No Acquired Company has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or any rights of any Acquired Company thereunder or otherwise with respect to any Leased Real Property, including, without limitation, the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Acquired Companies currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. No Acquired Company owes any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property and all of its operating systems are (i) in good operating condition and repair, (ii) to the Knowledge of the Company, free from structural, physical and mechanical defects, (iii) maintained in a manner consistent with standards generally followed with respect to similar properties, and (iv) structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of any Acquired Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. No Acquired Company will be required to expend more than €10,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) To the Knowledge of the Company, as of the date of this Agreement, the landlord under each Lease Agreement has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Lease Agreements. No Acquired Company has at any time assigned or otherwise disposed of (which includes the termination of a lease through the effluxion of time) any property, leased or otherwise, in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability. No Acquired Company is the guarantor of or surety for any other party’s liability (contingent or otherwise) for any obligations under any lease, tenancy, Contract or any other deed or under any Contract relating to the assignment of any lease or tenancy.

(e) The Acquired Companies have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and material assets, real, personal and mixed, used or held for use in their business, free and clear of any Lien, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Acquired Companies have not transferred or assigned any interest in any such Lease Agreement, nor has any Acquired Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(f) Section 2.14(f) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Acquired Companies, and such Equipment is (i) adequate for the conduct of the business of the Acquired Companies as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(g) The Acquired Companies have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their current and former customers (the “Customer Information”). No Person other than an Acquired Company possesses any claims or rights with respect to use of the Customer Information.

2.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), ideas, discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances, extensions and any counterparts anywhere in the world of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Acquired Companies.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b) Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, an Acquired Company (collectively, the “Company Registered Intellectual Property”) and identifies which of such Company Registered Intellectual Property is material to the business of the Acquired Companies, as presently conducted or contemplated to be conducted (the “Material Company Registered Intellectual Property”) and (ii) lists any Proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including without limitation any Proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. Section 2.15(b)(ii) of the Disclosure Schedule lists all products, technologies and services (including products, technologies and services currently under development) owned or purported to be owned, exclusively licensed or offered for sale by the Acquired Companies.

(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Acquired Companies within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Acquired Companies have acquired any Intellectual Property Rights from any Person, the Acquired Companies have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Acquired Companies and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Acquired Companies have recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Without limiting the generality of the foregoing, all Registered Intellectual Property owned or purported to be owned by the Acquired Companies has been registered, filed, certified or otherwise perfected or recorded in the name of an Acquired Company.

(d) All Company Intellectual Property is and will be fully transferable, alienable and/or licensable by Purchaser without restriction and without payment of any kind to any Person.

(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Acquired Companies, is free and clear of all Liens, other than those set forth on Section 2.15(e)(1) of the Disclosure Schedule. The Acquired Companies are the exclusive owner or exclusive licensee of all Company Intellectual Property. Section 2.15(e)(2) of the Disclosure Schedule sets forth all Company Intellectual Property and indicates whether each Intellectual Property or Intellectual Property Right thereof is exclusively owned or exclusively licensed by the Acquired Companies.

(f) To the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than an Acquired Company for which the Acquired Company has, directly or indirectly, provided consideration for such development or creation, the Acquired Companies have a valid and enforceable written agreement with such Person with respect thereto, and the Acquired Companies thereby have obtained exclusive ownership of all such Intellectual Property therein and associated Intellectual Property Rights by operation of Law or by valid assignment, and thereby have required and received the waiver of all non-assignable rights, including all author or moral rights.

(g) No Acquired Company has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use to, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property by, any other Person or (ii) permitted the rights of any Acquired Company in such Company Intellectual Property to enter into the public domain.

(h) All Intellectual Property that is used in or necessary to the conduct of business by the Acquired Companies as presently conducted or currently contemplated to be conducted by the Acquired Companies was written and created solely by either (i) employees of the Acquired Companies acting within the scope of their employment who have validly and irrevocably assigned all of their rights in an enforceable written agreement, including all Intellectual Property Rights therein, to the Acquired Companies and thereby validly and irrevocably waived of all of their non-assignable rights (including all author or moral rights) or (ii) by Persons who have validly and irrevocably assigned all of their rights in an enforceable written agreement, including all Intellectual Property Rights therein, to the Acquired Companies and thereby validly and irrevocably waived of all of their non-assignable rights (including all author or moral rights), other than (A) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule and (B) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule. No third Person owns or has any rights to any of the Company Intellectual Property.

(i) The Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights that are used in, are necessary to or otherwise would be infringed by the conduct of the business of the Acquired Companies as it currently is conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service (including without limitation products, technology or services currently under development), other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule, and (iii) the third-party software (including, without limitation, hardware embedded software) and other third-party Intellectual Property set forth in Section 2.15(i)(2) of the Disclosure Schedule. Section 2.15(i)(2) of the Disclosure Schedule also specifies the general categories in which such Intellectual Property is used by the Acquired Companies, under what licenses, and whether there is or has been any failure to comply with the terms of such licenses.

(j) There are no Contracts or licenses (including service Contracts or other Contracts relating to product or service offerings) to which any Acquired Company is a party with respect to any Company Intellectual Property or other Intellectual Property or Intellectual Property Rights, other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, (ii) the licenses set forth on Section 2.15(i)(1) of the Disclosure Schedule and (iii) non-exclusive licenses to end-users, and service Contracts with customers, related to the products or services of the Acquired Companies that are pursuant to written agreements entered into in the ordinary course of business and do not materially differ in substance from the Acquired Companies’ standard form(s) of end-user license or service agreement including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule).

(k) No Person that has licensed Intellectual Property or Intellectual Property Rights to the Acquired Companies has ownership rights or license rights to improvements or derivative works made by the Acquired Companies in such Intellectual Property or Intellectual Property Rights.

(l) There are no Contracts or licenses (including service Contracts or other Contracts relating to product or service offerings) between any Acquired Company and any other Person wherein or whereby any Acquired Company has agreed to, or assumed, any obligation or duty with respect to the infringement or misappropriation by any Acquired Company or such other Person of the Intellectual Property Rights of any Person other than the Acquired Companies that is not capped at a maximum amount of liability equal to or less than (i) the aggregate amounts paid during the prior 12 months under such Contract or (ii) (A) $150,000 in case of Contracts denominated in US dollars, (B) €150,000 in the case of Contracts denominated in Euros or (C) £150,000 in the case of Contracts denominated in UK pounds, in each case other than (i) the Open Source Software listed in Section 2.15(u) of the Disclosure Schedule, and (ii) other non-exclusive licenses to end-users and service Contracts with customers related to the products or services of the Acquired Companies that are pursuant to written agreements entered into in the ordinary course of business that do not materially differ in substance from the Acquired Companies’ standard form(s) of end-user license or service agreement including attachments (which is or are included in Section 2.15(l) of the Disclosure Schedule).

(m) There are no Contracts or licenses (including service Contracts or other Contracts relating to product or service offerings) between any Acquired Company and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted under which there is any written notice of, or to the Company’s Knowledge, threatened, action or ongoing action, claim or Proceeding or, to the Knowledge of Company, other dispute regarding the scope of any such Contract or performance thereunder including with respect to any payments to be made or received by the Acquired Companies.

(n) The operation of the business of the Acquired Companies as it is currently conducted by the Acquired Companies, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of any product, technology or service (including products, technology or services currently under development) of the Acquired Companies does not infringe or misappropriate, and will not infringe or misappropriate, when conducted by Purchaser in substantially the same manner following the Closing, any Intellectual Property Rights of any Person or violate any right of any Person (including any right to privacy or publicity) under the Laws of any jurisdiction, and no Acquired Company has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of Law or otherwise of any Contracts to which the any Acquired Company is a party, will result in: (i) Purchaser or any of its subsidiaries (including for such purpose, any Acquired Company) granting to any Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them; (ii) Purchaser or any of its subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) Purchaser or any of its subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(q) The Acquired Companies have taken all reasonable steps that are required to protect the Acquired Companies’ rights in confidential information and trade secrets of the Acquired Companies or provided by any other Person to the Acquired Companies. Without limiting the foregoing, (i) the Acquired Companies have included in each employment agreement entered into by the Acquired Companies enforceable provisions requiring each employee to respect proprietary information, confidentiality and assignment obligations and the Acquired Companies enforce such provisions when appropriate. A copy of an extract from each Acquired Company’s standard employment agreement containing the provisions concerning such obligations is included in Section 2.15(q)(i) of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)), (ii) the Acquired Companies have included in each agreement entered into with each consultant or contractor hired proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is included in Section 2.15(q)(ii) of the Disclosure Schedule (the

“Consultant Proprietary Information Agreement”)) and (iii) all employees, consultants and contractors of the Acquired Companies have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. To the Knowledge of the Company. there has been no unauthorized disclosure, access, or misuse of any material confidential information or trade secrets of the Acquired Companies.

(r) No Company Intellectual Property, Intellectual Property Rights or services of the Acquired Companies is subject to any Proceeding or outstanding decree, order, judgment or settlement Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by the Acquired Companies which affects the validity, use or enforceability of such Company Intellectual Property, or restricts the conduct of the business of the Acquired Companies so as to accommodate a third Person’s Intellectual Property or Intellectual Property Rights.

(s) No (i) product, technology, service or publication of the Acquired Companies, (ii) material published or distributed by the Acquired Companies, or (iii) conduct or statement of the Acquired Companies constitutes a defamatory statement or material false advertising.

(t) Public Funding

(i) (a) No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third Persons (other than private investors in the ordinary course of business) was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii) No current or former Service Provider of the Acquired Companies who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Service Provider was also performing services for Acquired Companies

(u) Section 2.15(u) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any product, technology or service of the Acquired Companies in any way and describes the Open Source Software and the manner in which it was used, linked to and/or incorporated. (Such description shall include, without limitation, (i) whether (and, if so, how) the Open Source Software was modified and/or distributed by the Acquired Companies, (ii) whether (and if so, how) such Open Source Software was incorporated into and linked to any product, technology or service of the Acquired Companies, (iii) the products, technology or services in which such Open Source Software was incorporated or to which such Open Source Software was linked, and (iv) the particular licensing or distribution model of such Open Source Software). No Acquired Company has used and/or incorporated Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any product or service of the Acquired Companies, (iv) create, or purport to create, obligations for the Acquired Companies with respect to Company Intellectual Property or grant, or purport to grant, to any Person, any rights or immunities under Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of Acquired Companies to use or distribute any product or service of the Acquired Companies. With respect to any Open Source Software that is or has been used and/or incorporated by the Acquired Companies in any way, the Acquired Companies have been and are in compliance with all applicable licenses with respect thereto, the URLs or complete copies of which have been made available to Purchaser.

(v) The Company has made available to Purchaser a schedule of product and service releases that is included in Section 2.15(v) of the Disclosure Schedule.

(w) No Acquired Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property except for disclosures to Service Providers under agreements that prohibit use or disclosure except in the performance of services to the Acquired Companies.

(x) Section 2.15(x) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Acquired Companies through Internet websites owned, maintained or operated by the Acquired Companies (“Company Sites”), and through any services provided to any customer of the Acquired Companies (“Company Services”). “Personally Identifiable Information” means any information relating to an identified or identifiable Person.

(y) The Acquired Companies have complied with all applicable Law (including, without limitation, Laws implementing Directive 95/46/EC), contractual and fiduciary obligations, and their internal privacy policies or guidelines relating to (i) the privacy of users of Company Sites, (ii) the privacy of all Service Providers of the Acquired Companies and (iii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Acquired Companies in any manner or maintained by third Persons having authorized access to such information. The execution, delivery and performance of this Agreement complies with all applicable Law relating to privacy and with the privacy policies of the Acquired Companies. True and correct copies of all current and prior privacy policies and guidelines of Acquired Companies that apply to the Company Sites, Company Services or Service Providers of the Acquired Companies are attached to Section 2.15(x) of the Disclosure Schedule. The Acquired Companies have at all times made all disclosures to users of its services, customers and Service Providers required by applicable Law (including without limitation, as applicable, the laws and regulations of Canada, the European Economic Area, Switzerland and the United States), and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law. The Acquired Companies have submitted all filings, registrations or notifications to Governmental Entities that are required by applicable Law (including, without limitation, as applicable, the laws and regulations of the European Economic Area and Switzerland) to collect, store, transfer and otherwise process Personally Identifiable Information for purposes of the business of the Acquired Companies, as presently conducted or contemplated to be conducted. The Acquired Companies have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to administrative, technical and physical security) to ensure that Personally Identifiable Information, including all Personally Identifiable Information described in Section 2.15(x) of the Disclosure Schedule, is protected against loss and against unauthorized access, use, transfer, modification, disclosure or other misuse. There has been no unauthorized access to or transfer of or other misuse of Personally Identifiable Information.

(z) Section 2.15(z) of the Disclosure Schedule sets forth the list of known bugs maintained by the development or quality control groups of the Acquired Companies with respect to the products and services of the Acquired Companies.

(aa) All products and services (and all parts thereof) of the Acquired Companies are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Acquired Companies or data or other software of users (“Contaminants”). Acquired Companies endeavor to prevent the introduction of Contaminants into Company products from software licensed from third parties using the procedures specified in Section 2.15(aa) of the Disclosure Schedule.

(bb) The Acquired Companies have taken the steps and implemented the procedures specified in Section 2.15(bb) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Acquired Companies from Contaminants. The Acquired Companies have and implement the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.15(bb) of the Disclosure Schedule. There have been no material unauthorized intrusions or breaches of the security of such information technology systems.

2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):

(a) No Acquired Company is a party to, or is bound by:

(i) Other than as listed in Section 2.16(a)(i) of the Disclosure Schedule, any (A) employment, contractor or consulting Contract, (B) Contract with Service Provider, or (C) any Contract to grant any severance or termination pay (in cash or otherwise) to any employee;

(ii) other than the Company Plans or any of the collective bargaining agreements listed in Section 2.16(a)(ii) of the Disclosure Schedule (each an “Applicable CBA”), any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any collective bargaining, union or works council Contract other than the Applicable CBAs;

(v) any lease of personal property having a value in excess of €25,000 individually or €50,000 in the aggregate;

(vi) any Contract that imposes surety, guaranty or indemnification obligations on the Acquired Companies (other than indemnities contained in non-exclusive licenses of Company products and services to end-users that have been entered into in the ordinary course of business consistent with past practice pursuant to the Company’s standard forms included in Section 2.15(j) of the Disclosure Schedule);

(vii) any Contract relating to capital expenditures and involving future payments in excess of €25,000 individually or €50,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the business of the Acquired Companies;

(ix) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(x) any purchase order Contract for the purchase of materials involving in excess of €15,000;

(xi) any construction Contract;

(xii) any joint marketing, joint venture, partnership, strategic alliance, affiliate or development Contract;

(xiii) any Contract to alter interest of any Acquired Company in any Person in which the Company directly or indirectly holds any interest;

(xiv) any Contract pursuant to which the any Acquired Company has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, or contingent upon the release or delivery of any new product or new version of an existing product;

(xv) any Contract between the Acquired Companies and a customer or partner of the Acquired Companies pursuant to which paid fees must be refunded, payment of fees is contingent upon or an agreement may be terminated in the event the software products, services or deliverables offered by the Acquired Companies do not pass acceptance testing by such customer or partner;

(xvi) any Contract between any Acquired Company and a customer or partner of the Acquired Companies which includes a most favored customer, price or service benchmarking or similar clause;

(xvii) any Contract between any Acquired Company and a customer or partner of the Acquired Companies for which application revenue, under Relevant Accounting Standards, may not be recognized on a prorata basis over the term of the agreement or for which any application revenue must be deferred or put on hold pending a future event;

(xviii) any dealer, distribution, sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Acquired Companies; or

(xix) any other Contract, including any service, operating or management Contract with respect to any of the Leased Real Property, that involves €25,000 individually or €50,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Contract to which any Acquired Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of such Acquired Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to Acquired Companies and, to the Knowledge of the Company, any other party thereto. The Acquired Companies are in compliance with, and have not breached, violated or defaulted under, or received notice or has any Knowledge that a customer may assert that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any Person obligated to the Acquired Companies pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the

Acquired Companies or any such other Person. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to Purchaser.

(c) The Acquired Companies have fulfilled all material obligations required pursuant to each Contract to have been performed by the Acquired Companies prior to the date hereof and as of Closing.

(d) Except as disclosed in Section 2.16(d) of the Disclosure Schedule, all outstanding Indebtedness of the Acquired Companies may be prepaid without penalty.

2.17 Interested Party Transactions. Except as disclosed in Section 2.17 of the Disclosure Schedule, no officer, director or Shareholder of any Acquired Company (nor any living ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had (i) an interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Acquired Companies furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Acquired Companies, any goods or services, or (iii) a beneficial interest in any Contract to which any Acquired Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. There are no Contracts with regard to indemnification between or among any of the Shareholders.

2.18 Company Authorizations. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Acquired Companies currently operate or hold any interest in any of its properties, or (b) which is required for the operation of the business of the Acquired Companies as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Acquired Companies, as the case may be. The Acquired Companies are and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Acquired Companies to operate or conduct its business or hold any interest in its properties or assets.

2.19 Litigation. There is no action, suit, claim or Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Acquired Companies, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other Proceeding pending or, to the Knowledge of the Company, threatened, against the Acquired Companies, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Acquired Companies to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.

2.20 Minute Books. The minutes of the Acquired Companies made available to Purchaser contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Acquired Companies (and any committees thereof) since the time of incorporation of the Acquired Companies, as the case may be. At the Closing, the minute books of each Acquired Company will be in the possession of such Acquired Company.

2.21 Environmental Matters. No Acquired Company has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability and each Acquired Company has been and is in compliance with all Environmental Law.

2.22 Brokers’ and Finders’ Fees; Closing Company Payments. No Acquired Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Purchaser incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Acquired Companies except as disclosed in Section 2.22(a)(i) of the Disclosure Schedule. The Company has made available to Purchaser a true and correct copy of all Contracts disclosed in Section 2.22(a)(i) of the Disclosure Schedule. Section 2.22(a)(ii) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Closing Company Payments incurred, or expected to be incurred by the Acquired Companies in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.23 Company Plans.

(a) Section 2.23(a) of the Disclosure Schedule sets forth an accurate and complete list of all Company Plans applicable to current Service Providers.

(b) The Company has made available to Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since January 1, 2005 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan, (vii) any other announcement or other documentation outlining benefits promises made to any current or former Service Provider of any Acquired Company relating to any Company Plan, and (viii) with respect to any Company Plan that is a pension plan, whether registered or unregistered as those terms are defined in the UK Finance Act of 2004, all communications with UK Inland Revenue regarding the tax status of any Company Plan.

(c) Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or (ii) self-insured plan (including any plan pursuant to which a stop loss policy or Contract applies). The Company does not provide health or welfare benefits for any retired or former Service Provider, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such Service Providers’ retirement or other termination of service.

(d) Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Law. Each Company Plan in which a U.S. Taxpayer participates that provides deferred compensation subject to Section 409A of the Code is in compliance in all respects with Section 409A in form and operation. All nonstatutory stock options granted by the Company to a U.S. Taxpayer were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code. All required tax reporting and withholding (under any applicable Law) has been properly made with respect to all Options. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Current Balance Sheet. All returns, reports and filings required by any Governmental Entity or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

(e) There is no unfunded Liability under any Company Plan. Since the Balance Sheet Date, no event has occurred or circumstance exists that may result (i) in an increase in premium costs of any Company Plan that is insured or (ii) an increase in the cost of any Company Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened, which could reasonably be expected to result in any material Liability (by indemnification or otherwise) of the Company to any Person, and no event has occurred or circumstance exists that may give rise to any such Liability. No Proceeding has been concluded that resulted in any Liability of the Company that has not been fully discharged.

(f) The consummation of the Transaction (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any current or former Service Provider to an Acquired Company. To the extent any Acquired Company is a U.S. Taxpayer, no Acquired Company has made nor has any Acquired Company become obligated to make, and none of the Acquired Companies will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will any Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

2.24 Employment and Labor Matters.

(a) Section 2.24(a) of the Disclosure Schedule sets forth an accurate and complete list of all Service Providers currently employed or engaged by each of the Acquired Companies, including each Service Provider on leave of absence, along with the position, date of hire or engagement, details of all compensation (including any bonus or commission entitlements), emoluments and benefits (including, for the avoidance of doubt, permanent health insurance) and the terms on which such remuneration, emoluments and benefits are payable, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting, all Company Plans and any other benefits and details of any other material terms and conditions of employment or engagement of such persons. Save for the individuals listed in Section 2.24(a) of the Disclosure Schedule, no other individuals are employed or engaged by the Acquired Companies. No Service Provider or group of Service Providers has given written notice to the applicable Acquired Company of resignation of his, her or their employment with any of the Acquired Companies.

(b) No Acquired Company recognizes any trade or labor union, works council, employee representative or delegates or other body or labor organization representing the employees of any Acquired Company for the purpose of collective bargaining or other negotiating purposes or for any other purpose (a “Representative Body”), nor has any Acquired Company performed any act which might be construed as recognizing, or received a request for recognition of, any Representative Body. There is no Representative Body, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted or advice obtained in connection with the transactions contemplated by this Agreement.

(c) Except as set forth in Section 2.24(c) of the Disclosure Schedule and the Applicable CBAs, there are no collective bargaining agreements or Contracts (whether existing by reason of custom and practice and whether or not legally binding) with any Representative Body that cover any Service Provider of the Acquired Companies. To the Knowledge of the Company, no request for recognition by any Representative Body is pending. Since January 1, 2008, no dispute, strike, picketing, slowdown, lockout, work stoppage or other industrial action has occurred or is existing, nor to the Knowledge of the Company has any such action been threatened, between any of the Acquired Companies and a group or category of the any of the Acquired Companies’ Service Providers or a Representative Body.

(d) Except as set forth in Section 2.24(b) of the Disclosure Schedule, no Acquired Company has breached any obligations under and each are in compliance with any applicable Employment Law, collective bargaining agreements, instruments, recognition agreements and all Contracts which apply to or are owed to or in respect of any existing or former Service Provider of an Acquired Company. No circumstances exist under which any of the Acquired Companies may be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under any Employment Law. Except as set forth in Section 2.24(d) of the Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened claims, audits or investigations of any type against any of the Acquired Companies by any existing or former Service Provider or by any Governmental Entity, arising out of any Employment Law, including without limitation discrimination in employment, equal pay, employment practices or occupational safety and health standards. No current or former Service Provider of any Acquired Company has any claim against any Acquired Company on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, including payment of any indemnity to current or former Service Providers bound by a non-compete covenant, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Employment Law relating to minimum wages or maximum hours of work. No claim has been made that remains outstanding for breach of any Contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Employment Law or in relation to any alleged sex, race or age discrimination or for any other Liabilities accruing from the termination or variation of any Contract of employment or for services, nor do the Shareholders have any Knowledge that any such claim has been threatened or is pending . No current or former Service Provider of any Acquired Company has instituted any internal or external grievance procedure, corporate information disclosure procedure or malpractice notification procedure. Since June 30, 2009 to date, no Service Provider of any Acquired Company has been the subject of disciplinary proceedings by reason of misconduct or suspected misconduct. There is no existing or pending, or to the Knowledge of the Company, threatened industrial or trade dispute involving any Acquired Company or any Service Provider of an Acquired Company and, to the Knowledge of the Shareholders, there are no facts that indicate that there may be any such dispute (including, without limitation, the sale of the Shares pursuant to this Agreement).

(e) The Service Providers of each Acquired Company are all authorized and have appropriate documentation to work in the country in which each such Service Provider is working.

(f) Section 2.24(f) of the Disclosure Schedule sets forth a list of each Contract, including severance, retention, bonus, change in control or similar Contracts between any Acquired Company and any of its current or former Service Providers, a copy of each of which has been made available to Purchaser. No Acquired Company is involved in negotiations with any Service Provider to vary the terms and conditions of employment or engagement, nor has any Acquired Company made any representations, promises, offers or proposals to any of its Service Providers concerning or affecting the terms and conditions of employment or engagement.

(g) Each Acquired Company has discharged its obligations in full in relation to salary, wages, fees and under the Company Plans in respect of all prior periods. Since June 30, 2009, no Acquired Company has dismissed any employee and no Acquired Company is under any contractual or other obligation to change the terms of service of any Service Providers. No Service Provider of any Acquired Company is currently in receipt of benefits, or to the Knowledge of the Company, likely to make a claim within the 6-month period following the Closing Date, under a long term disability or permanent health insurance scheme or policy.

(h) No Acquired Company has given notice of any redundancies to any applicable government body, department or other appropriate body in any relevant jurisdiction, nor has any Acquired Company consulted with any independent trade union, employees’ representatives or other labor organization since June 30, 2009 in relation to any of the Acquired Company’s Service Providers. No Acquired Company has implemented any collective dismissal for economic reasons, any redundancy plan or any voluntary redundancy plan. No circumstances exist which will require any Acquired Company to pay damages for wrongful dismissal or breach of Contract, to make any contractual or statutory redundancy payment, to make or pay any compensation in respect of unfair dismissal, to make any other payment under any Employment Law or to reinstate or re-engage any former Service Provider. No Acquired Company has sent any dismissal letter or notice (or similar) to any current Service Provider, received any resignation letter from any current Service Provider, nor entered into a mutual termination Contract (or similar) with any current Service Provider. No Acquired Company has adopted any systematic policy of making redundancy payments in excess of the payments required by applicable Law, nor does any Acquired Company have any systematic plan or program regarding any such redundancy payments. No Acquired Company has any custom or practice of implementing redundancies on a selective basis in accordance with any specific internal procedures, criteria or formulae other than as permitted by Law.

(i) The consummation of the Transaction will not give rise to the payment of any severance or change in control entitlement, remuneration, payments or benefits or any enhancements or accelerations thereof to any Service Providers of any Acquired Company,

(j) With respect to the Acquired French Company only:

(i) Except as provided in Section 2.24(j)(i) of the Disclosure Schedule, the Acquired French Company has not received any written comments (observations écrites), formal demands (mise en demeure) or reassessment notices (redressement) from the French Labor Administration (Inspection du Travail or DDTE), the French Social Security administration (URSSAF), the French Labor Doctor (Médecin du travail) or any other Governmental Entity for employment-related issues and no Proceedings against the Acquired French Company in this respect are pending or, to the Company’s knowledge, threatened.

(ii) Except as set forth in Section 2.24(j)(ii) of the Disclosure Schedule, (A) none of the employees of the Acquired French Company receive compensation proportional to profits or turnover, all of which are the subject of proper reserves (provisions) in the financial statements, and (B) no collective mandatory profit-sharing plan (accord de participation) or optional profit-sharing plan (accord d’intéressement) is currently in force.

2.25 Compliance with Law. Notwithstanding any representations or warranties of the Company in this Article II regarding compliance with any Law, the Acquired Companies and all assets and properties of the Acquired Companies (including, without limitation, all Leased Real Property) has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any Law.

2.26 Export and Import Control Laws.

(a) The Acquired Companies have, at all times, conducted their export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) each Acquired Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Acquired Companies with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to the export or import transactions of the Acquired Companies that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Purchaser are required, or such approvals can be obtained expeditiously without material cost.

(b) The Acquired Companies have established and maintain a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(c) Section 2.26(c) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the products, services, software and technologies of the Acquired Companies.

2.27 Anti-Corruption and Anti-Bribery.

(a) The Acquired Companies (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, made or promised to make any unlawful payment or gave or promised to give, anything of value to foreign or domestic Government Officials or employees or made, or promised to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws, including the Bribery Act 2010.

(b) There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Acquired Companies with respect to any Anti-Corruption and Anti-Bribery Laws.

(c) There are no actions, conditions or circumstances pertaining to the activities of the Acquired Companies that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(d) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

2.28 Government Contracts There are no, nor have there ever been, any Government Contracts. Except as set forth in Section 2.28(a) of the Disclosure Schedule: (i) no Service Provider of the Acquired Companies is or during the last three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a Governmental Entity; (ii) there is no pending audit or investigation by any Governmental Entity of the Acquired Companies or, to the Knowledge of the Company, any Service Provider thereof; (iii) no Acquired Company or, to the Knowledge of the Company, any Service Provider thereof is, or during the last five years has been, suspended or debarred from doing business with a Governmental Entity or is, or during such period was, the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity; (iv) no Acquired Company or, to the Knowledge of the Company, any Service Provider thereof has received written notice of a termination for default or convenience, cure notice, or show cause notice from any Governmental Entity; (v) no Acquired Company has ever been granted, by any Governmental Entity, any permission to engage in classified work.

2.29 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 2.16(a)(vi) of the Disclosure Schedule and warranties implied by Law, no Acquired Company has given any warranties or indemnities relating to products or technology sold or services rendered by the Acquired Companies.

2.30 Customers and Suppliers.

(a) Section 2.30(a) of the Disclosure Schedule lists, for each Contract granting a license to, usage right to or subscription with respect to the Acquired Company’s software: the name of the customer, the contract end date or renewal date, the address and primary contact information for each customer, fees paid to date under the Contract, and the fees customer is contractually obligated to pay through the remaining term of the Contract.

(b) Section 2.30(b) of the Disclosure Schedule lists, for each supplier of the Acquired Companies, on the basis of cost of goods or services purchased for the twelve month period ending on the Balance Sheet Date, the suppliers name and the amount of goods or services purchased for the twelve month period ending on the Balance Sheet Date.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Acquired Companies since the beginning of such twelve month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services, (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency, or (iv) a dispute or claim with the Acquired Companies. No customer has provided any Acquired Company with any stop-work notice.

(d) Section 2.30(d) of the Disclosure Schedule lists (i) each fixed fee consulting Contract entered into by an Acquired Company including a description of the counterparty, the amount of the fixed fee, the hours of consulting work already performed and a good faith estimate of hours of consulting work still outstanding, and (ii) any Contract with a customer of an Acquired Company under which the Company expects to incur a financial loss.

(e) Section 2.30(e) of the Disclosure Schedule lists any Contract with a customer of an Acquired Company in which the Customer: (i) has the right to host the software product or have a party other than an Acquired Company host the software product, (ii) has a perpetual license to any software product of an Acquired Company.

(f) Section 2.30(f) of the Disclosure Schedule lists any Contract with a customer of an Acquired Company that obligates or requires any Acquired Company to deliver or maintain an instance of software code that has been modified or customized for a specific customer, and, for each such instance, the number of non-billable hours expended to maintain and support any such customers in the last twelve months.

2.31 Insurance. Section 2.31 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Acquired Companies, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by any Acquired pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that any Acquired Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Acquired Companies are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. No Acquired Company nor any affiliate of the Acquired Companies has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.34 Complete Copies of Materials. The Company has made available to Purchaser true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.35 Representations Complete. None of the representations or warranties made by the Company in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants as to itself only, severally and not jointly, to Purchaser that, on the date hereof and as of the Closing Date, the statements set forth in this Article III as follows:

3.1 Organization and Standing. Each Shareholder that is not a natural person is duly organized, validly existing and in good standing (or the equivalent requirement in its jurisdiction of organization) under the Law of its jurisdiction of organization.

3.2 Authority and Enforceability. Each Shareholder has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any

Related Agreements to which the Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Shareholder is a party have been duly executed and delivered by the Shareholder and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Shareholder enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 No Conflict. The execution and delivery by each Shareholder of this Agreement and each of the other Related Agreements to which it is a party does not, and the performance of this Agreement and each of the other Related Agreements to which it is a party by Purchaser will not, (a) conflict with or violate the organizational documents of the Shareholder, if any, or (b) conflict with or violate in any material respect any Law or Order in each case applicable to such Shareholder or (c) require any Shareholder to obtain any consent, waiver, approval, ratification, permit, license, or other authorization of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person.

3.4 Title to Shares; Accuracy of Payment Allocation Schedules. Each Shareholder, at all times up to and at Closing, has full power and the right to sell and transfer the legal and beneficial title in, and to procure the transfer of the legal title in, the Shares listed against that Shareholder’s name in column C of the Final Payment Allocation Schedule on the terms set out in this Agreement. All of the information set forth in (x) the Preliminary Payment Allocation Schedule is true and correct as of the date hereof and (y) the Final Payment Allocation Schedule is true and correct as of the Closing Date.

3.5 Claims against the Acquired Companies. No Shareholder has any existing claim against the Acquired Companies, nor is aware of any circumstances in existence which may give rise to such a claim.

3.6 Representations Complete. None of the representations or warranties made by the Shareholders in this Article III, and none of the statements made in any exhibit, schedule or certificate furnished by any Shareholder pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that, on the date hereof and as of the Closing Date, the statements set forth in this Article IV as follows:

4.1 Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of England and Wales. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Purchaser Material Adverse Effect.

4.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and any Related Agreements to which it is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Purchaser of this Agreement and each of the other Related Agreements to which it is a party does not, and the performance of this Agreement and each of the other Related Agreements to which it is a party by Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Purchaser or by which its properties, rights or assets is bound or affected.

(b) The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of this Agreement shall not, require Purchaser to obtain the approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for antitrust filings in any jurisdiction, if applicable, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such approvals as have already been obtained and such approvals as would not have a Purchaser Material Adverse Effect.

4.4 Cash Resources. Purchaser has sufficient cash resources to pay the Purchase Price.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees to conduct the business of Company and to cause its Subsidiaries to conduct the business of the other Acquired Companies, except to the extent that Purchaser shall otherwise consent in writing in accordance with Section 5.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Acquired Companies when due (subject to Purchaser’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Acquired Companies, to use reasonable efforts within the context of applicable Employment Law to maintain the services of Service Providers employed by the Acquired Companies as of the date hereof and at Closing and preserve the relationships of the Acquired Companies with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Acquired Companies at the Closing. The Company shall promptly notify Purchaser of any event or occurrence or emergency not in the ordinary course of business of the Acquired Companies and any material event involving the Acquired Companies that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. Except as expressly contemplated by this Agreement, the Company shall not and shall cause the other Acquired Companies to not, without the prior written consent of Purchaser which consent shall not be unreasonably withheld in accordance with Section 5.3 hereof:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or organizational documents of any Acquired Company;

(b) undertake any expenditure, transaction or commitment exceeding €50,000 individually or €150,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 hereof;

(c) pay, discharge, waive or satisfy any Liability other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by Relevant Accounting Standards;

(e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any Tax Contract, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return unless a copy of such Tax Return has been made available to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Tax Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Company Capital Shares, or split, combine or reclassify any Company Capital Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Shares, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Shares (or options, warrants or other rights convertible into, exercisable or exchangeable for Ordinary Shares);

(h) except as required by Law, increase or otherwise change the salary or other compensation payable or to become payable to any Service Provider, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan Contract, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k) incur any Indebtedness for borrowed money, amend the terms of any outstanding loan Contract, guarantee any Indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any right or claim of the Acquired Companies, including any write-off or other compromise of any account receivable of the Acquired Companies;

(m) commence or settle any lawsuit, threat of any lawsuit or Proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Shares or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Shares pursuant to the exercise of outstanding Options;

(o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to the Intellectual Property of any Person, or (iii) enter into any Contract or modify or amend any existing Contract with respect to the development of any Intellectual Property with any Person;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Acquired Companies;

(q) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;

(r) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(s) unless required by Law or by the terms of the applicable Contract, terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(u) unless required by Law or an Applicable CBA, grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Service Provider, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously made available to Purchaser, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan or Contract existing on the date hereof;

(v) unless required by Law or an Applicable CBA, adopt, amend or terminate any Company Plan, employee benefit plan, policy or Contract, or employee stock purchase or stock option plan, or enter into any employment Contract, collective bargaining agreement, severance or any similar

Contract with any Representative Body, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Service Provider, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Service Providers, except pursuant to written agreements outstanding on the date hereof that have been made available to Purchaser;

(w) send any written communications (including electronic communications) to its Service Providers regarding this Agreement or the transactions contemplated hereby unless such communication is required by Law or Applicable CBA, in which case the Company and Purchaser shall reasonably cooperate with respect to the wording and nature of such communication in accordance with Law;

(x) make any representations or issue any communications to Service Providers that are inconsistent with this Agreement or the transactions contemplated hereby, including any representations regarding offers of employment from Purchaser unless such communication is required by Law or Applicable CBA, in which case the Company and Purchaser shall reasonably cooperate with respect to the wording and nature of such communication in accordance with Law;

(y) enter into any strategic alliance, affiliate agreement or joint marketing Contract;

(z) enter into or amend any Contract that contains the provisions set forth in Section 2.16(a)(xv)-(xviii);

(aa) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice Options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any Options, other than as provided by this Agreement;

(bb) hire, offer to hire or terminate any Service Providers without just cause or encourage or otherwise cause any employee to resign from the Acquired Companies;

(cc) unless required by Law or an Applicable CBA, promote, demote or otherwise change the employment status or titles of any Service Provider;

(dd) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(ee) cancel, amend or renew any insurance policy;

(ff) execute any Contract with a data center service provider; or

(gg) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(ff), or any other action that would (i) prevent any Acquired Company from performing, or cause any Acquired Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation.

(a) Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, no Acquired Company nor any Shareholder shall, and each shall cause its respective officers, directors, employees, agents, representatives and Affiliates not to (and shall not authorize or permit any of them to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate, facilitate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any Company Capital Shares (including, without limitation, the Shares, whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Acquired Companies except as required by Law, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any Contract with any Person concerning or relating to an Acquisition Proposal. The Company and each Shareholder shall immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with Purchaser and its representatives) that are the subject matter of clause (A), (B), (C) or (D) above.

(b) The Company and each Shareholder, as the case may be, shall notify Purchaser immediately (but in no event later than 24 hours) after receipt by the Company, its officers, directors, employees or agents, or any of the Company’s Affiliates, or their respective representatives of any unsolicited offer, proposal, inquiry, communication or expression of interest regarding an Acquisition Proposal, or if any of them engages in any negotiations or discussions relating to an Acquisition Proposal, or of modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Purchaser shall be made in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal and the Company shall provide to Purchaser, if available, a copy of the relevant proposed transaction agreement and other material documents related to the Acquisition Proposal. In no event will the Company or any Shareholder, as applicable, accept or enter in any Acquisition Proposal prior to the Closing Date or the date of termination of this Agreement pursuant to its terms, and the Company and the Shareholders, as applicable, agree that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended. The Company and the Shareholders, as applicable, shall indemnify Purchaser from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company or any Shareholder shall be deemed to be a breach of this Agreement by Company.

For the avoidance of doubt, nothing in this Section 5.2 shall prevent any Shareholder from seeking indemnification or contribution from any other Shareholder.

5.3 Procedures for Requesting Purchaser Consent. If the Company or the Shareholders desire to take an action which would be prohibited pursuant to Section 5.1 without the written consent of Purchaser, prior to taking such action the Company or any Shareholder may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Kaitan Agrawal

Telephone: (925) 452-3126

Facsimile: (925) 452-3001

E-mail address: kagrawal@taleo.com

Josh Faddis

Telephone: (925) 452-3625

Facsimile: (925) 452-3001

Email address: jfaddis@taleo.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Closing to (i) all of the properties (including for the performance of environmental tests or investigations as Purchaser may desire), books, Contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Purchaser may reasonably request, and (iii) Service Providers of the Acquired Companies (subject to restrictions imposed by applicable Law) of the Company as identified by Purchaser. The Company agrees to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Purchaser will provide the Company with copies of such publicly available information about Purchaser as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain confidentiality letter agreement dated as of April 12, 2010 (the “Nondisclosure Agreement”), between the Company and Purchaser. Purchaser and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that Purchaser Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in Purchaser Common Stock in violation of applicable securities laws.

6.3 Public Disclosure. No Shareholder or any Acquired Company (nor any of their respective representatives) shall issue any statement or communication to any Person (other than to the shareholders, limited partners, custodial authorities and insurers and agents of a Shareholder who or which are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Purchaser unless such communication is required by Law, in which case the Company and Purchaser shall reasonably cooperate with respect to the wording and nature of such communication in accordance with Law.

6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement and without limiting the parties’ respective obligations under Section 6.9, each of the parties hereto shall use its reasonable efforts within the limits of its authority to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Transaction to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.5 Notification of Certain Matters. The Company and each of the Shareholders (through the Shareholder Representative), as applicable, shall give prompt notice to Purchaser of the following: (a) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty given by it contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) its failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Shareholders pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction.

6.7 Delivery of Monthly Financial Statements. From the period commencing on the date hereof and ending on the Closing Date, the Company shall deliver, within 15 days of the end of each month, a consolidated balance sheet as of the end of such month, and the related consolidated statements of income, cash flow and stockholders’ equity for the one month period then ended (the “Monthly Financials”), which Monthly Financials will have been prepared in accordance with Relevant Accounting Standards applied on a consistent basis throughout the periods indicated and consistent with each other, and will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

6.8 Intentionally Omitted.

6.9 Governmental Entity Approvals.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Purchaser (and any applicable Shareholder) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Transaction and the transactions contemplated hereby, including any filings required by anti-competition or antitrust Law of any applicable jurisdictions. Each of Purchaser and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.9 to comply in all material respects with applicable Law.

(b) The Company and Purchaser (and/or any applicable Shareholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.9(a) and (ii) supply any additional information which reasonably may be required by the competition or antitrust authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Purchaser shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Purchaser, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the business of the Company, or (z) the imposition of any impediment on Purchaser, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z) an “Action of Divestiture”). Nothing herein shall require Purchaser to litigate with any Governmental Entity. Except where prohibited by applicable Law, the Company and Purchaser shall consult with each other prior to taking a position with respect to any such filings, shall permit each other to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with each other in preparing and providing such information and promptly provide each other (and the counsel of the other party) copies of all filings, presentations and submissions (and a summary of oral presentations) made with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Purchaser shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.9.

(c) Each of Purchaser and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9(a), Purchaser or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) All fees relating to any filing by the Company or Purchaser under any antitrust laws shall be split equally between Purchaser, on the one hand, and the Company and the Shareholders, on the other hand and, for the avoidance of doubt, the Company’s portion of such fees shall not be deemed

Closing Company Payments of the Company. Purchaser shall pay all required filing fees to the appropriate bodies, as applicable, on behalf of both Purchaser and the Company and, within one Business Day following such payment, the Company shall reimburse Purchaser for one half of the amount of such filing fees.

6.10 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company as requested by Purchaser to execute a letter resigning from his/her position as director and/or officer, as applicable. For the avoidance of doubt, this provision has no effect on the terms and conditions of such individual’s employment agreement with an Acquired Company.

6.11 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

6.12 Release of Liens. The Company shall file, or shall have filed, all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Liens, if any, on the assets of the Acquired Companies.

6.13 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Purchaser a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, the Shareholders and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 7.1:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting or preventing consummation of the Transaction.

(b) Regulatory Approvals. All material anti-competition and antitrust approvals required to be obtained prior to the Closing in connection with the Transaction have been obtained.

7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 7.2 (any of which may be waived by Purchaser, in whole or in part, but only in a writing signed by Purchaser):

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Shareholders in this Agreement (other than those representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company and the Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Litigation. There shall be no action, suit, claim, order, injunction or Proceeding of any nature pending, or overtly threatened, (i) against Purchaser or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Transaction or otherwise seeking any of the results set forth in Section 7.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(d) Governmental Entity Approvals. All material approvals from any Governmental Entity deemed appropriate or necessary by Purchaser (including those required pursuant to Section 6.9) shall have been timely obtained, and all filings under applicable blue sky Laws relating to the transactions contemplated by this Agreement shall have been made.

(e) Certificate of the Shareholder Representative. Purchaser shall have received a certificate from the Shareholder Representative, validly executed by the Shareholder Representative for and on the behalf of the Shareholders, to the effect that, as of the Closing:

(i) the representations and warranties of the Shareholders in this Agreement (other than the representations and warranties of the Shareholders as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Shareholders have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by each of them as of the Closing; and

(iii) the conditions to the obligations of Purchaser set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(f) the conditions to the obligations of Purchaser set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(g) Release of Liens. Purchaser shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of all Liens in accordance with Section 6.12.

(h) Certificate of the Company. Purchaser shall have received a certificate from the Company, validly executed by the chairman of its board of directors for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing; and

(iii) the conditions to the obligations of Purchaser set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(i) Certificate of Secretary of Company. Purchaser shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents and (ii) the valid adoption of resolutions of the Board of Directors of the Company whereby the Transaction was unanimously approved by the Board of Directors.

(j) Certificate of Good Standing. Purchaser shall have received a long-form certificate of good standing issued by the Registrar of Companies which is dated within two (2) Business Days prior to Closing with respect to the Company.

(k) Share Ownership-related Documents. Purchaser shall have received (i) duly executed transfers of all the Shares into the name of Purchaser or its nominee together with the relevant share certificates (or indemnities in respect thereof in form reasonably satisfactory to Purchaser), (ii) share certificates in respect of all the issued capital in the Company’s Subsidiaries (or indemnities in respect thereof in the form reasonably approved by Purchaser) and (iii) such other documents, including such waivers or consents, as Purchaser may require to enable Purchaser or its nominee to be registered as holders of any of the Shares.

(l) Auditor Materials. Purchaser shall have received (i) a copy of the letter of resignation executed by the auditors of the Acquired Companies in form reasonably satisfactory to Purchaser and complying with s516 CA 2006, together with a statement, pursuant to s519 CA 2006, acknowledging that there are no circumstances connected with their ceasing to hold office which should be brought to the attention of the members or creditors of the Acquired Companies together with confirmation that the auditors have no claims against the Acquired Companies for unpaid fees or expenses, the originals of those letters having been deposited at the registered office of the Company and (ii) a written opinion of the auditors of the Company (or its US Affiliate) that the Financials for the periods ended December 31, 2009 and 2010 comply with United States generally accepted auditing standards in a form reasonably satisfactory to Purchaser;

(m) Statutory Books. All the statutory and other books (duly written up to, but not including, Closing) of the Acquired Companies and their respective certificates of incorporation and common seals shall be in the possession of each respective Acquired Company as required by Law;

(n) Release of Bankers Purchaser shall have received a payoff and release letter from Bryan Garnier & Co. in form and substance reasonably satisfactory to the Purchaser, providing for the repayment in full of any outstanding Indebtedness and the corresponding release of all claims;

(o) Powers of Attorney. Purchaser shall have received duly executed irrevocable powers of attorney in the agreed form in respect of the Shares enabling Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

(p) Waiver of Shareholder Claims. Purchaser shall have received from each Shareholder a duly executed release of all claims (whether known or unknown) against the Acquired Companies and each Acquired Company’s respective successors and assigns in a form reasonably satisfactory to Purchaser;

(q) Related Agreements. Purchaser shall have received each of the Related Agreements, duly executed and delivered by each of the Shareholders and the Company, as applicable;

(r) Resignation Letters. Purchaser shall have received duly executed copies of each resignation letter requested pursuant to Section 6.10;

(s) Legal Opinions. Purchaser shall have received legal opinions duly executed by (i) Giraud Naud Amiot & Swartz, substantially in the form attached hereto as Exhibit B, (ii) ConyersDill & Pearman Limited, counsel for AXA Growth Capital II L.P., in a form to be reasonably agreed between Purchaser and such counsel, and (iii) Maples and Calder, counsel to Partech International Growth Capital I, LLC, in a form reasonably agreed between Purchaser and such counsel;

(t) Closing Balance Sheet and Closing Financial Certificate. Purchaser shall have received the Closing Balance Sheet and Closing Financial Certificate in accordance with Section 1.7(a);

(u) Other Closing Financial Deliverables. Purchaser shall have received (i) a deferred revenue amortization (or “waterfall”) schedule as of May 31, 2011 by customer and by each type of revenue stream defined as Application Service Provider (ASP) or Professional Services (Services), that reconciles to deferred revenue listed on the Current Balance Sheet, (ii) a list of all Company consulting projects as of May 31, 2011 including hours incurred to date by project and estimated hours remaining to complete each project, and (iii) detailed account reconciliations of all balance sheet accounts as of May 31, 2011. In addition, the Company shall have provided Purchaser with updates through a date no earlier than five (5) Business Days prior to the Closing Date of the documents referred to in (i) and (ii) above.

(v) Other Documents. Purchaser shall have received such other documents, instruments and certificates as reasonably requested by Purchaser no later than 2 Business Days prior to Closing for the purpose of consummating the transactions contemplated by this Agreement;

7.3 Conditions to Obligations of the Shareholders and Company. The obligations of the Shareholders and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 7.3 (any of which may be waived by the Shareholder Representative, in whole or in part, but only in a writing signed by the Shareholder Representative).:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Purchaser Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

ARTICLE VIII

INDEMNIFICATION; RECOVER FROM ESCROW FUND

8.1 Survival of Certain Obligations. The representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive the Closing and expire as follows:

(a) Unless otherwise provided in this Section 8.1, the representations and warranties set forth in Article II and Article III shall survive until the date twelve (12) months after the Closing Date (the “General Survival Date”).

(b) The representations and warranties in Section 2.12 (under the heading “Tax Matters”) and Section 2.15 hereof (under the heading “Intellectual Property”) shall survive until the date eighteen (18) months after the Closing Date (the “Special Survival Date”).

(c) The representations and warranties set forth in subsections (i)-(vii) of this Section 8.1(c) (collectively, the “Specified Representations”) shall survive until the date four (4) years after the Closing Date:

(i) Section 2.1 (under the heading “Company Organization”);

(ii) Section 2.2 (under the heading “Company Capital Structure”);

(iii) Section 2.3 (under the heading “Subsidiaries”);

(iv) Section 2.4 (under the heading “Authority”);

(v) Section 3.1 (under the heading “Organization and Standing”);

(vi) Section 3.2 (under the heading “Authority”); and

(vii) Section 3.4 (under the heading “Title to Shares”).

(d) The obligations set forth in Section 8.2(a)(i) shall survive as specified in Sections 8.1(a), 8.1(b) and 8.3(c).

(e) The obligations set forth in Section 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv) shall survive until the date twelve (12) months after the Closing Date.

(f) The obligations set forth in Section 8.2(a)(v) shall survive until the date eighteen (18) months after the Closing Date.

(g) The obligations set forth in Section 8.2(a)(vi) shall survive until the date four (4) years after the Closing Date.

For the avoidance of doubt, the representations and warranties of Purchaser contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

8.2 Indemnification.

(a) The Shareholders agree to severally and not jointly indemnify and hold harmless Purchaser, the Acquired Companies and each of their respective its officers, directors and employees (the “Purchaser Indemnified Parties”), against all claims, losses, Taxes, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Purchaser Indemnified Parties, or any of them (including the Acquired Companies) as a result of the following:

(i) any breach or inaccuracy of a representation or warranty of the Shareholders or the Company contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of the Company or any Shareholder pursuant to this Agreement;

(ii) any failure by the Company or any Shareholder to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement;

(iii) any payment or consideration arising under any consents, waivers or approvals of any party under any Contract as are required in connection with the Transaction or for any such Contract to remain in full force or effect following the Closing;

(iv) any Liability of the nature required pursuant to Section 1.7 (including, without limitation, under the Relevant Accounting Standards) to be set forth on the Closing Balance Sheet, or otherwise taken into account for the purposes of calculating, Closing Working Capital, Closing Net Cash Amount or Closing Company Payments, in each case solely to the extent such Liability was not so taken into account for the purposes of Section 1.7.

(v) any Taxes, or non-payment thereof, imposed on the Acquired Companies for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, all Taxes of any member of an affiliated, consolidated, controlled, related, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date under any applicable Law, and any and all Taxes of any Person (other than the Acquired Companies) imposed on any Acquired Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring prior to the Closing Date; or

(vi) any claim by any Shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon (A) ownership or rights to ownership of any equity securities, (B) any rights of a Shareholder (other than the right to receive such Shareholder’s portion of the Purchase Price pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote, (C) any rights under the certificate of incorporation and articles of incorporation, in effect as of immediately prior to the Closing, or (D) any claim that his, her or its equity securities were wrongfully repurchased by the Company;

For purposes of this Section 8.2, any breach or inaccuracy of any representation or warranty or breach of any covenant by the Company or any Shareholder, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Change,” knowledge qualifier or similar qualification. No Shareholder (including, as applicable, any officer or director of the Company) shall have any right of contribution, indemnification or right of advancement from any Acquired Company or Purchaser with respect to any Loss claimed by a Purchaser Indemnified Party.

(b) The amount of any Losses for which indemnification is provided pursuant to this Article VIII will be net of any insurance proceeds actually received by the applicable Purchaser Indemnified Party by reason of payment of such Loss prior to the distribution of the Escrow fund to the Shareholders. For the avoidance of doubt, in calculating the amount of any Loss hereunder, no amount shall be deducted to take into account any Tax benefit available to or actually realized by the applicable Purchaser Indemnified Party in connection therewith.

8.3 Maximum Payments; Remedy.

(a) Except as otherwise set forth in this Section 8.3, the maximum amount a Purchaser Indemnified Party may recover from a Shareholder individually for Losses pursuant to Section 8.2(a) shall be limited to such Shareholder’s pro-rata portion of the Escrow Fund.

(b) Notwithstanding the limitation specified in Section 8.3(a), the maximum amount a Purchaser Indemnified Party may recover from a Shareholder individually for Losses pursuant to Section 8.2(a)(i) arising from any breach or inaccuracy of the Specified Representations and Section 8.2(a)(vi) shall be limited to such Shareholder’s pro-rata portion of the Purchase Price; provided, however, that recovery from a Specified Shareholder for Losses pursuant to Section 8.2(a)(i) arising from any breach or inaccuracy of any of the representations in Sections 2.1, 2.2, 2.3 and 2.4 and Section 8.2(a)(vi) shall be limited to such Specified Shareholder’s pro-rata portion of the Escrow Fund.

(c) Except as provided under Delaware Law, nothing in this Agreement (including the preceding clauses (a) and (b)) or otherwise will limit the Liability of any Person in the event of fraud or intentional misrepresentation.

(d) Nothing in this Article VIII shall limit the liability of the Company, any Shareholder or the Purchaser for any intentional breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or in any certificates or other instruments delivered pursuant to this Agreement if the Closing does not occur.

(e) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Purchaser Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Purchaser Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(f) Notwithstanding anything to the contrary herein, nothing shall prohibit Purchaser from seeking and obtaining recourse against the Shareholders, or any of them, in the event that Purchaser pays more than that portion of the Purchase Price to which the Shareholders, or any of them, are entitled pursuant to Article I hereof.

8.4 Recovery From Escrow Fund; Basket Amount.

(a) Escrow Fund. The Escrow Amount shall be available to compensate the Purchaser Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII.

(b) Basket Amount. Except as set forth in Section 8.4(c), a Purchaser Indemnified Party may not recover any Losses incurred pursuant to Section 8.2(a) unless and until the aggregate amount of such Losses subject to such indemnification under Section 8.2(a) collectively exceed €200,000 (the “Basket Amount”), whereupon such indemnification will be made by the Shareholders with respect to the aggregate amount of such Losses and not just amounts in excess of the Basket Amount.

(c) Exceptions to Application of Basket. Purchaser Indemnified Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made pursuant to (i) Section 8.2(a)(i) arising from any breach or inaccuracy of any Specified Representation, (ii) Section 8.2(a)(iv) or (iii) Section 8.2(a)(vi).

8.5 Claim Procedure.

(a) A Purchaser Indemnified Party that seeks indemnity under this Article VIII will give written notice (a “Claim Notice”) to the Shareholder Representative containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by such Purchaser Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by such Purchaser Indemnified Party and (iii) a demand for payment of those Losses. If, in the judgment of the Purchaser Indemnified Party, the facts underlying such Claim Notice concern a single Shareholder, such Shareholder will be provided with a courtesy copy of such Claim Notice at such address that the Purchaser Indemnified Party determines after a reasonably inquiry.

(b) Within 60 days after delivery of a Claim Notice, the Shareholder Representative will deliver to the Purchaser Indemnified Party a written response in which the Shareholder Representative will either:

(i) agree that the Purchaser Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Purchaser Indemnified Party’s entitlement to indemnification by delivering to the Purchaser Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c) If the Shareholder Representative fails to take either of the foregoing actions within 60 days after delivery of the Claim Notice, then the Shareholders will be deemed to have irrevocably accepted the Claim Notice and the Shareholders will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d) If the Shareholder Representative delivers an Objection Notice to the Purchaser Indemnified Party within 60 days after delivery of the Claim Notice, then the dispute will be resolved in accordance with the provisions of Section 11.8.

(e) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 8.5(c) if an Objection Notice has not been timely delivered in accordance with Section 8.5(b) or (iii) both such amount and the Shareholders’ obligation to pay such amount have been determined in accordance with Section 8.5(d) if an Objection Notice has been timely delivered in accordance with Section 8.5(b) (the “Settlement Date”).

8.6 Third-Party Claims.

(a) In the event that the Purchaser Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article VIII relating to a claim by another Person, then the Purchaser Indemnified Party will deliver a Claim Notice to the Shareholder Representative and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Purchaser Indemnified Party has received written notice of the commencement of such Proceeding and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Purchaser Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Purchaser Indemnified Party in so notifying the Shareholder Representative will relieve the Shareholders of any Liability or obligation under this Agreement except to the extent the Shareholders have suffered actual Losses directly caused by the delay or other deficiency.

(b) Within 30 days after the Purchaser Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 8.6, the Shareholders may assume control of the defense of such Proceeding by giving to the Purchaser Indemnified Party written notice of the intention to assume such defense, but if and only if:

(i) such written notice acknowledges to the Purchaser Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Purchaser Indemnified Party will be indemnified pursuant to this Article VIII without contest or objection and that the Shareholders will advance all expenses and costs of defense;

(ii) such written notice identifies counsel proposed for the defense of such Proceeding and such counsel is reasonably satisfactory to the Purchaser Indemnified Party;

(iii) such written notice is accompanied by evidence satisfactory to the Purchaser Indemnified Party that Shareholders have and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim; and

(iv) the Purchaser Indemnified Party grants the Shareholders permission to assume the defense of such Proceeding.

(c) If the Shareholders do not, or are not able to, assume or maintain control of such defense in compliance with Section 8.6(b), the Purchaser Indemnified Party will have the right to control such defense. If the Purchaser Indemnified Party controls the defense, the Shareholders agree, in accordance with the applicable limitations in Section 8.3, to pay such Purchaser Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense, with the Escrow Fund (to the extent existing and sufficient) serving as the initial source of recovery for such Purchaser Indemnified Party. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(d) The Purchaser Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Shareholder Representative, which will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of the Shareholder Representative will not be required if such settlement or judgment involves (i) a remedy other than monetary damages or (ii) a Specified Claim. Notwithstanding the forgoing, the Purchaser Indemnified Party may, but shall not be obligated to, request the consent of the Shareholder Representative to settlements of Specified Claims, and if such consent is obtained, the Shareholders irrevocably agree that the amount of such settlement is a Loss for purposes of this Article VIII. However, if such consent is not requested or is requested and not obtained, the Shareholders shall be permitted to contest all Loss claims based on settlements of Specified Claims in accordance with this Article VIII.

(e) If the Shareholders assume or maintain control of such defense in compliance with Section 8.6(b), (i) they may access the funds in the Escrow Fund (to the extent existing and sufficient) to pay all reasonable attorneys’ fees and other costs and expenses of such defense in accordance with the applicable limitations in Section 8.3 and (ii) the Shareholder Representative will not agree to any compromise or settlement of, or the entry of any judgment arising from, any such Proceeding without the prior written consent of the Purchaser Indemnified Party, which consent the Purchaser Indemnified Party will not unreasonably withhold or delay. The Purchaser Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any such Proceeding effected without its consent.

(f) Notwithstanding the other provisions of this Article VIII, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for an obligation for which such Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Purchaser Indemnified Party determines that it has a business reason to fulfill such obligation, then (i) such Purchaser Indemnified Party will be entitled to satisfy such obligation, without notice to or consent from the Shareholders, (ii) such Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII and (iii) such Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article VIII, for any such Losses for which it is entitled to indemnification pursuant to this Article VIII, subject to the right of the Shareholders to dispute such Purchaser Indemnified Party’s entitlement to indemnification.

(g) Notwithstanding the provisions of Section 11.8, the Shareholder Representative consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Shareholder Representative agrees that process may be served on them with respect to such a claim anywhere in the world.

8.7 No Right of Indemnification or Contribution. No Shareholder has any right of indemnification or contribution against the Company with respect to any breach by the Shareholders of any of their representations, warranties, covenants or agreements in this Agreement or any Related Agreements whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

8.8 Exclusive Remedy. Except as contemplated by Section 11.8(b) hereof, the sole and exclusive remedy of any Purchaser Indemnified Party with respect to any and all Losses arising in connection with the representations, warranties, covenants and agreements set forth in this Agreement and the Related Agreements will be pursuant to the indemnification obligations set forth in this Article VIII. Except as contemplated in this Article VIII, the Shareholders will not have any Liability to any Purchaser Indemnified Party under this Agreement and the Related Agreements.

8.9 Release of Escrow Funds.

(a) Within five Business Days after the General Survival Date, Purchaser and the Shareholder Representative shall, in accordance with the Escrow Agreement, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Shareholder Representative (on behalf of the Shareholders) an amount equal to the excess of (i) €2,600,000 minus (ii) (x) the aggregate amount of Losses that were indemnified prior to the General Survival Date in accordance herewith, and (y) the aggregate amount of Losses (the “General Claim Amount”) for which any claims for indemnification were made against the Escrow Fund prior to the General Survival Date in accordance herewitth and not yet resolved.

(b) Within five Business Days after the Special Survival Date, Purchaser and the Shareholder Representative shall, in accordance with the Escrow Agreement. cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Shareholder Representative (on behalf of the Shareholders) an amount equal to the excess of (i) the funds remaining in the Escrow Fund (excluding the General Claim Amount) minus (ii) the aggregate amount of Losses for which any claims for indemnification were made against the Escrow Amount prior to the Special Survival Date in accordance herewith and not yet resolved (for the avoidance of doubt, Losses for which claims for indemnification were made may only be counted once in this calculation).

8.10 Shareholder Representative.

(a) By virtue of their approval of the Transaction and execution of this Agreement, each of the Shareholders shall be deemed to have agreed to appoint Partech International Partners SAS as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Purchaser Indemnified Party from the Escrow Fund in satisfaction of claims by any Purchaser Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of any Disputes, and demand resolution or Disputes in accordance with Section 11.8 and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Purchaser Indemnified Party against any Shareholder or by any such Shareholder against any Purchaser Indemnified Party or any Dispute between any Purchaser Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Shareholder Representative may not be removed or any change to the agency made unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent or such change. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). The Shareholder Representative shall have the right to withhold Shareholder Representative Expenses actually incurred from its distribution of the Escrow Fund to the Shareholders, provided that a certificate setting forth the Shareholder Representative Expenses actually incurred accompanies any such distribution. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.3 and Section 10.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE IX

TAX MATTERS

9.1 Transfer Taxes. All Transfer Taxes incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by Purchaser. Purchaser will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the Shareholder Representative will cooperate fully, as and to the extent reasonably requested by Purchaser in connection with the filing of such Tax Returns and other documentation.

9.2 Tax Covenants.

(a) For purposes of Section 8.2(vii), whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, the determination of the Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined in the following manner:

(i) in the case of any Taxes that are either based on or related to income or receipts by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis; and

(ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a period basis and measured by the level of any item, such Taxes will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is either the number of days in the Straddle Period ending on and including the Closing Date or the number of days in the Straddle Period after the Closing Date, as the case may be, and the denominator of which is the number of days in the entire relevant period.

9.3 Assistance and Cooperation. Purchaser, the Company and the Shareholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes.

9.4 Tax Sharing Agreement. Any tax sharing Contract to which the Acquired Companies may be a party or have liability will be terminated effective as of the Closing. After the Closing, neither the Shareholders nor their Affiliates will have any further rights or liabilities thereunder, and this Agreement will be the sole Tax sharing Contract relating to the Acquired Companies for all periods beginning before the Closing.

9.5 Powers of Attorney. Any power of attorney or similar Contract to which any Acquired Company may be a party with respect to Taxes will be terminated effective as of the Closing.

9.6 338(g) Election. After Closing, Purchaser intends to make an election under section 338(g) of the Code for each of the Acquired Companies except for the Acquired US Company.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Subject to Section 10.2 hereof, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a) by mutual agreement of the Purchaser and Shareholder Representative;

(b) by Purchaser or the Shareholder Representative if the Closing Date shall not have occurred by October 1, 2011 the “Drop-Dead Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement and provided, further, that Purchaser shall have the right to extend the Drop Dead Date for an additional period to the extent necessary for the Company to satisfy the condition set forth in Section 7.2(e) (except in circumstances contemplated by subsection (c) hereof);

(c) by either Purchaser or the Shareholder Representative if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Transaction illegal;

(d) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or the Shareholders contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied and such breach has not been cured within twenty (20) days after written notice thereof to the Shareholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Shareholder Representative if neither the Company nor the Shareholders are in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that each party shall remain liable for any intentional breaches by such party of this Agreement, any Related Agreement or in any certificate or other instruments delivered as part of this Agreement prior to its termination in the event of termination of this Agreement pursuant to Section 10.1(e); and provided, further, however, that the provisions of Sections 5.2(c), 6.2, 6.3, 6.11, 8.2 and 8.3(c) hereof, Article XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article V.

10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

10.4 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser, to:

Taleo (UK) Limited

c/o: Taleo Corporation

4140 Dublin Blvd., Suite 400

Dublin, CA 94568

Attn: General Counsel

Facsimile: +1 925 453-3001

with a copy to:

Baker & McKenzie LLP

660 Hansen Way

Palo Alto, California 94304

Attention: Matthew R. Gemello

Facsimile: + 1 650 856 5541

Email: matthew.gemello@bakermckenzie.com

(b)	if to the Company or the Shareholder Representative, to:

Delphine Villuendas

Partech International Partners SAS

General Counsel

12, rue de Penthièvre 75008 Paris France

+33 (0)1 53 65 65 30

Facsimile: +33 (0)1 53 65 65 30

Email: dvilluendas@partechventure.com

with a copy to:

Giraud Naud Amiot & Swartz

49 boulevard de Courcelles

75008 Paris France

Attention: Salli Swartz

Facsimile: (+33) 1 442 27 90 85

Email: sswartz@pgparis.com

11.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior Contracts among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to its affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

11.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7 No Third-Party Beneficiaries. This Agreement, the Related Agreements. the exhibits and schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, other than the parties hereto and their respective successors and permitted assigns.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

(b) Injunctive Relief; Mandatory Dispute Resolution Procedures. Either party may, at its sole discretion, seek preliminary judicial relief in any court of competent jurisdiction (including, but not limited to, preliminary injunctive relief). Also, the provisions of this Section 11.8 may be enforced by any court of competent jurisdiction. Except as provided in this Section 11.8(b), any dispute between the parties hereto arising under or relating to this Agreement, any agreement or document delivered pursuant hereto, the Related Agreements or the Transaction (each a “Dispute”) will be resolved in accordance with sections (c)-(g) of this Section 11.8.

(c) Alternative Dispute Resolution.

(i) Amicable Resolution. The parties mutually desire that friendly collaboration will develop between them. Accordingly, they shall try to resolve in a friendly manner all Disputes.

(ii) Mandatory Mediation.

(1) Except for claims for injunctive relief, to the extent that any Dispute cannot be resolved agreeably in a friendly manner, the Dispute shall be mediated by a mutually-acceptable mediator to be chosen by Purchaser and the Shareholder Representative within 30 days after written notice by one of the parties demanding mediation (the “Notice”). Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement Purchaser and the Shareholder Representative may postpone mediation until each has completed specified but limited discovery with respect to a Dispute. Purchaser and the Shareholder Representative may also mutually agree in writing to resolve their Dispute pursuant to Section 11.8(d) without going to mediation. Any mediation pursuant to this section shall be subject to the following:

a) The mediation shall be conducted in the English language in New York, New York and shall be attended by representatives of the parties;

b) The mediator shall be a neutral, independent and disinterested person, and shall be selected from a professional mediation firm such as JAMS, ENDISPUTE or CPR;

c) The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of receipt of a Notice, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five working days of receiving the CPR list. The Purchaser and the Shareholder Representative may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking;

d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 30 days from selection of the mediator; and

e) Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise.

(2) Except for claims for injunctive relief, any Dispute which the parties cannot resolve through negotiation and mediation within 90 days of the date of the Notice may then be submitted for binding arbitration pursuant to Section 11.8(d). The use of mediation shall not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

(d) Mandatory, Binding Arbitration. If the Dispute still exists between the parties following the mediation (or in the event of a mutual agreement to waive such mediation), either Purchaser or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with any Person, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the Shareholder Representative. In the event that, within 30 days after submission of any Dispute to arbitration, Purchaser and the Shareholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Purchaser and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during this 15 day period, then the parties agree that the arbitration shall be conducted by one arbitrator selected by Purchaser.

(e) Conduct of Arbitration. Any such arbitration shall be conducted in the English language and held in New York, New York under the Rules of Arbitration of the International Chamber of Commerce unless otherwise set forth herein. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 15 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(f) Judgment upon any award rendered by the arbitrator(s) pursuant to this Section 11.8 may be entered in any court having jurisdiction.

(g) EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST FROM THE OTHER.

11.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, Purchaser, the Company, the Shareholders and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

Purchaser: TALEO (UK) LIMITED

By:

Company: JOBPARTNERS LIMITED

By:

Shareholder Representative: PARTECH INTERNATIONAL PARTNERS SAS

By:

Shareholder:

GILDE IT FUND II BV

By:

Shareholder:	Shareholder:

PARTECH EUROPE PARTNERS IV LLC	PIV IV L.P.

By:	By:

Shareholder:	Shareholder:

PARTECH INTERNATIONAL GROWTH CAPITAL I LLC	PARTECH INTERNATIONAL GROWTH CAPITAL II LLC

By:	By:

Shareholder:	Shareholder:

PARTECH INTERNATIONAL GROWTH CAPITAL III LLC	AXA GROWTH CAPITAL II LLP

By:	By:

Shareholder:	Shareholder:

PARTECH INTERNATIONAL ENTREPRENEURS FUND II LLC	I-SOURCE FCPR Represented by I-SOURCE GESTION

By:	By:

Shareholder:	Shareholder:

FCPR FINANCIERE DE BRIENNE COMPARTIMENT I Represented by ACE Management	CHRISTOPHER MILL

By:

Shareholder:	Shareholder:

SIR ERIC PARKER	VALHALLA HOLDING APS

By:

Shareholder:	Shareholder:

JAMES BLYTH	THOMAS ROGERS

Shareholder:	Shareholder:

MATT WEBSTER	JOE WOLF

Shareholder:	Shareholder:

PHILIPPE BOERIO	PETER BULL

Shareholder:	Shareholder:

MARY BERNADETTE MENASSE	PATRICE BARBEDETTE

Signature Page to Share Purchase Agreement

Shareholder:	Shareholder:

XAVIER MARCHIONI	FREDERIC RADIER

Shareholder:	Shareholder:

PAUL BANNISTER	ERIC GENET

Shareholder:	Shareholder:

MICHEL ANGLARET	BRYAN BATTEN

Shareholder:	Shareholder:

HANS DOBBER	RICHARD DOHERTY

Shareholder:

JEROME JAUNASSE

Shareholder:	Shareholder:

OLIVIER JACOB	FERRY DE VRIES

Shareholder:	Shareholder:

MARKET EXECUTION SPRL	SIMON LYNCH

By:	By:

Shareholder:	Shareholder:

FCPI INNOVATION TECHNOLOGIES Represented by AMUNDI PRIVATE EQUITY FUNDS	FCPI INNOVATION TECHNOLOGIES 2 Represented by AMUNDI PRIVATE EQUITY FUNDS

By:	By:

Shareholder:	Shareholder:

FCPI MULTI STRATEGIES INNOVATION Represented by AMUNDI PRIVATE EQUITY FUNDS	FCPI SELECT INNOVATION 5 Represented by CM-CIC CAPITAL PRIVE

By:	By:

Shareholder:	Shareholder:

FCPI SELECT INNOVATION 6 Represented by CM-CIC CAPITAL PRIVE	FCPI SELECT INNOVATION 7 Represented by CM-CIC CAPITAL PRIVE

By:	By:

Shareholder:	Shareholder:

FCPI SELECT INNOVATION 6 Represented by	FCPI SELECT INNOVATION 7 Represented by
CM-CIC CAPITAL PRIVE	CM-CIC CAPITAL PRIVE

By:	By:

Shareholder:

PAUL DENNIS